UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Jo-Ann Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5555 Darrow Road
Hudson, Ohio 44236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 11, 2008

To our Shareholders:

The Annual Meeting of Shareholders of Jo-Ann Stores, Inc. will be held at the Conference Center at our corporate offices located at 5373 Darrow Road, Hudson, Ohio, on Wednesday, June 11, 2008 at 9:00 a.m., eastern daylight saving time, for the following purposes:

1. To elect eight directors whose terms will expire at the time of the 2009 Annual Meeting of Shareholders.

2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending January 31, 2009.

3. To approve a new Incentive Compensation Plan.

4. To approve a new Associate Stock Ownership Plan.

5. To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 14, 2008 will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. If you received in the mail only a Notice of the meeting, you may vote your shares via the Internet or by telephone by following the instructions on the Notice. If you received a paper copy of the proxy card by mail or request printed copies of the proxy materials, you may vote by Internet or telephone or by signing, dating and submitting your proxy card and returning it by mail in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Instructions for requesting printed copies of the proxy materials are set forth on the Notice. If you attend the meeting, you may revoke your proxy and vote your shares in person.

The proxy statement accompanies this notice.

David Goldston
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
April 28, 2008

PROXY STATEMENT

5555 Darrow Road
Hudson, Ohio 44236

PROXY STATEMENT

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Shareholders of Jo-Ann Stores, Inc. to be held on Wednesday, June 11, 2008 beginning at 9:00 a.m., eastern daylight saving time, at the Conference Center at our corporate offices located at 5373 Darrow Road, Hudson, Ohio, and at any postponements or adjournments of that meeting (“Annual Meeting”). We are first sending the proxy materials on or about May 1, 2008.

ELECTRONIC DELIVERY OF THIS PROXY STATEMENT

We have implemented the Securities and Exchange Commission’s new “E-Proxy Rules” and decided to use what is known as the “Notice and Access Option.” We believe this new E-Proxy process will expedite shareholders’ receipt of proxy materials, lower our printing and delivery costs, and help the environment. Under the new procedures, unless a shareholder previously requested paper copy delivery of this proxy statement and our Annual Report on Form 10-K, all shareholders are being mailed a one-page notice (the “Notice”) regarding the Internet availability of proxy materials. The Notices (and paper copies of the proxy statement and Annual Report on Form 10-K, in the case of shareholders previously requesting paper copies) are being mailed on May 1, 2008. The Notices contain information on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote. If you received this Notice and wish to receive a printed copy of our proxy materials, please follow the instructions in the Notice for requesting such materials.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will:

1. Act upon the election of directors.

2. Consider the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending January 31, 2009.

3. Consider approval of a new Incentive Compensation Plan.

4. Consider approval of a new Associate Stock Ownership Plan.

5. Transact such other business as may properly come before the meeting.

In addition, our management will report on our performance during fiscal 2008 and respond to questions from shareholders.

Who may attend the Annual Meeting?

All shareholders may attend the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on April 14, 2008, the record date, are entitled to vote at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many shares must be present to conduct the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding common shares, as of the record date, must be present in person or by proxy at the meeting. This is referred to as a quorum. On the record date, 25,355,041 common shares were outstanding. Abstentions and broker non-votes are included in determining the number of votes present at the meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What am I voting on?

You will be voting on the election of eight directors. These directors each will serve a one-year term ending at the time of the 2009 Annual Meeting of Shareholders.

You also will be voting on a proposal to ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accountants for fiscal 2009, on a proposal for a new Incentive Compensation Plan and on a proposal for a new Associate Stock Ownership Plan. These proposals are discussed in further detail beginning on page 5.

If any other matter is presented at the meeting, your proxy holder will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods.

Vote via the Internet:

You can vote your shares via the Internet. The website for Internet voting is shown on your Notice (or your proxy card if you received printed proxy materials). Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. The deadline for voting via the Internet is 11:59 pm, eastern daylight saving time, on June 10, 2008.

Vote by Telephone:

You can vote your shares by telephone by calling the toll-free telephone number shown on our Internet voting website (or on your proxy card if you received printed proxy materials). Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 11:59 pm, eastern daylight saving time, on June 10, 2008.

Vote by Mail:

If you wish to vote by mail, you will need to request a printed copy of our proxy materials, which will include a paper proxy card. Instructions for obtaining such materials are on your Notice. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies returned by mail must be received by 11:59 pm, eastern daylight saving time, on June 10, 2008.

Can I change my vote or revoke my proxy after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, the number of common shares that you may vote is equivalent to the interest in common shares credited to your account as of the record date. You may vote these shares by instructing Vanguard Fiduciary Trust Company pursuant to the instructions on the Notice. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, it is because you hold shares in more than one account. You will need to vote all notices or proxy cards to insure that all your shares are counted.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes. We have appointed an individual to act as inspector of elections.

What is the required vote for approval of the proposals?

Proposal 1 — Election of Directors.  The eight individuals receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

Proposal 3 — Approval of the Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

Proposal 4 — Approval of the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

What is cumulative voting?

Under the Ohio General Corporation Law, all of the common shares may be voted cumulatively in the election of directors if any shareholder gives written notice to our President, a Vice President or the Secretary, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. Cumulative voting permits a shareholder to (1) cast a number of votes equal to the number of common shares owned by the shareholder multiplied by the number of directors to be elected and (2) cast those votes for only one nominee or distribute them among the nominees. In the event that voting at the election is cumulative, the persons named in the enclosed proxy will vote the common shares represented by valid proxies on a cumulative basis for the election of the nominees, allocating the votes of such common shares in accordance with their judgment. Shareholders of the company will not be entitled to dissenters’ rights with respect to any matter to be considered at the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors presently is comprised of ten members. The Board is divided into three classes, two of which consist of three members and one of which consists of four members. Pursuant to an amendment to our Code of Regulations approved at the 2007 Annual Meeting, the class structure will be eliminated and all directors will be subject to annual election starting with our 2009 Annual Meeting.

Ira Gumberg, Patricia Morrison, Frank Newman, Beryl Raff, Tracey Travis and Darrell Webb are directors in classes whose terms of office expire in 2008. Joseph DePinto and David Perdue were elected directors by the Board on April 2, 2008 as members of the class of directors whose terms expire at the 2009 Annual Meeting; however, in accordance with the amendments to our Code of Regulations approved by our shareholders at the 2007 Annual Meeting, Mr. DePinto and Mr. Perdue are standing for re-election at the 2008 Annual Meeting. The Corporate Governance Committee of the Board of Directors has nominated each of these eight individuals for re-election at the Annual Meeting. If elected, each will serve a one-year term expiring at our 2009 Annual Meeting or upon the subsequent election and qualification of the director’s successor, subject to the director’s earlier retirement, resignation or death. Scott Cowen and Alan Rosskamm continue to serve as directors with terms expiring in 2009. Beginning with the 2009 Annual Meeting, all of our directors will be subject to annual election for one-year terms.

Mr. DePinto was elected to the Board in April 2008.  He brings to the Board strong executive and operating management skills gained in the retail industry. He has served as President and Chief Executive Officer of 7-Eleven, Inc., the world’s largest convenience retailer, since 2005. During 2005 he served as President of GameStop, Inc., the leading videogame and entertainment software retailer. From 2002 to 2005, Mr. DePinto was an executive with 7-Eleven, serving as Vice President, Operations from 2003 to 2005, and as Division Vice President from 2002 to 2003. Prior to that, he held executive positions at PepsiCo, Inc., and was the Chief Operating Officer of Thornton Quick Café and Market. Mr. DePinto currently serves on the boards of 7-Eleven, Inc. and OfficeMax, Inc.

Mr. Gumberg has been a director since 1992 and brings to the Board strong leadership, financial and management skills, as well as an understanding of commercial real estate and international business matters which are of relevance to the company’s real estate and international sourcing activities. Mr. Gumberg is President and Chief Executive Officer of J.J. Gumberg Co., a nationally ranked real estate investment and development company that maintains a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg currently serves as a trustee and member of the Audit Committee of Carnegie Mellon University and a member of the board of trustees of the University of Pittsburgh.

Ms. Morrison has been a director since 2003. She brings to the Board strong management and business skills, and in particular, knowledge about information technology issues relevant to the retail industry. Ms. Morrison has served as Executive Vice President and Chief Information Officer since 2007 and Senior Vice President and Chief Information Officer from 2005 to 2007 of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products. Previously, she was Executive Vice President and Chief Information Officer of Office Depot, Inc., a supplier of office products and services, from 2002 to 2005. Ms. Morrison currently serves on the board of SPSS Inc., a worldwide provider of predictive analytics software and solutions.

Mr. Newman has been a director since 1991 and brings to the Board his professional and personal experiences and expertise in business matters generally, including his extensive retail leadership experience as the former President and Chief Executive Officer of Eckerd Corporation, a national pharmacy retailer. Mr. Newman also brings to the Board his insights into on-line retailing through his experience as former President and Chief Executive Officer of more.com, an on-line health, beauty and wellness retailer. Mr. Newman currently is the Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company that develops and distributes nutritional products primarily used in long-term care facilities, hospitals and clinics. He is also a director of Jabil Circuit, Inc. and Medical Nutrition USA, Inc. and has

served on the Board of the National Association of Chain Drug Stores since 1993, including as its Chairman in 1999-2000.

Mr. Perdue was elected to the Board in April 2008. He provides the Board with strong executive and operating management skills gained in the retail and consumer products industries. He served as Chairman and Chief Executive Officer of Dollar General Corporation, a Fortune 500 discount retailer, from 2003 to 2007. Previously, he served as Chairman and Chief Executive Officer of Pillowtex Corporation, a home textile manufacturer, from 2002 to 2003. Prior to that, he held senior management positions with leading consumer products companies Reebok International Ltd., Haggar Corporation and Sara Lee Corporation. Mr. Perdue currently serves on the board of Alliant Energy Corporation.

Ms. Raff has been a director since 2001. Ms. Raff is a retail industry leader who brings to the Board strong merchandising and analytical skills. Ms. Raff is currently Executive Vice President-General Merchandising Manager for the Fine Jewelry Division of J.C. Penney Company, Inc., a department store retailer, with whom she has been employed since 2001. Prior to her appointment to her current position in 2005, Ms. Raff served as J.C. Penney’s senior vice president and general merchandise manager of Fine Jewelry. Previously, she spent six years with Zale Corporation, a specialty retailer of fine jewelry, advancing to Chairman and Chief Executive Officer, and spent 19 years with R.H. Macy & Company, a department store retailer, advancing to Senior Vice President/General Merchandising Manager. Ms. Raff presently is on the advisory board of Jewelers Circular Keystone (JCK), the world jewelry trade show organization for manufacturers and retailers of fine jewelry. She also serves on the board of Group 1 Automotive, Inc., a Fortune 500 automotive retailer.

Ms. Travis has been a director since 2003 and brings a strong financial and operational background to the Board. As Senior Vice President and Chief Financial Officer for Polo Ralph Lauren Corporation, a designer, marketer and distributor of apparel, home and fragrance products, since 2005, Ms. Travis is responsible for corporate finance, financial planning and analysis, treasury, investor relations, information technology, tax and corporate compliance. Ms. Travis previously held the position of Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer, from 2002 to 2004.

Mr. Webb has been a director since July 2006, when he joined us as Chairman, President and Chief Executive Officer. Previously, Mr. Webb was President of Fred Meyer, the 128-store super center division of The Kroger Company, a retail grocery chain, from 2002 until July 2006 and President of Kroger’s Quality Food Center Division from 1999 to 2002.

Further background information about our nominees and other directors is provided beginning on page 21.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. The Board alternatively may decide to reduce the size of the Board to the extent permitted by our Articles of Incorporation, Code of Regulations and applicable laws.

Vote Required.  The eight individuals receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected.

Our Board of Directors recommends that you vote FOR the election of these nominees.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for our fiscal year ending January 31, 2009. Our Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. Our Board of Directors is submitting the selection to the shareholders for ratification as a matter of good corporate governance practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the selection, the Audit Committee may, at its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

A representative of Ernst & Young LLP is expected to be present at the 2008 Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the fiscal year ended February 2, 2008.

Vote Required.  Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009 will require the affirmative vote of a majority of the shares voting on this proposal.

Our Board of Directors recommends that you vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.

Proposal 3 — Approval of the Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan

We are requesting you to approve the adoption of the Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan (the “2008 Incentive Plan”). On April 2, 2008, our Board of Directors approved, subject to shareholder approval, the 2008 Incentive Plan to succeed our 1998 Incentive Compensation Plan, which will expire on June 3, 2008. The primary purpose of the 2008 Incentive Plan is to enable us to attract and retain qualified employees and non-employee Directors, to provide incentives and to reward performance. To achieve this purpose, the 2008 Incentive Plan provides for awards payable in shares, in cash or in a combination of shares and cash.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), provides that a public company cannot take a federal income tax deduction for compensation paid to any “covered employee” to the extent the compensation exceeds $1 million in any tax year. A “covered employee” is any employee who on the last day of the tax year is either (1) the Chief Executive Officer or (2) among the other three highest compensated executive officers (other than the Chief Financial Officer). This deduction limitation does not, however, apply to certain performance-based compensation, including stock options and other performance-based awards granted under a plan approved by shareholders. The secondary purpose of the 2008 Incentive Plan is, therefore, to enable us to make equity-based awards and provide other “qualified performance-based compensation” that is not subject to the $1 million deduction limitation under Section 162(m).

The complete text of the 2008 Incentive Plan is attached as Appendix A to this proxy statement. The following summary of the 2008 Incentive Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.

Plan Summary

General.  Under the 2008 Incentive Plan, awards include stock appreciation rights, stock awards, stock options, incentive compensation awards and other incentives.

Eligible Participants.  All non-employee directors and full-time and part-time employees of ours and any of our majority-owned subsidiaries (other than temporary, seasonal and unionized employees) will be eligible to receive awards. The eligible participants will be selected by our Compensation Committee, or any other committee designated by our Board of Directors or our Compensation Committee (the “Committee”), in its discretion. Accordingly, approximately nine non-employee directors and 20,000 employees would currently be eligible for awards under the 2008 Incentive Plan.

Administration.  The Committee will administer the 2008 Incentive Plan and will have the authority to: (1) select the eligible Directors and employees who will receive awards; (2) determine the number and types of awards to be granted; (3) determine the terms, conditions, vesting periods and restrictions applicable to the awards; (4) establish Performance Goals (as defined in the section titled “Performance-Based Awards under Section 162(m) of the Internal Revenue Code”) for performance-based awards; (5) grant the awards; (6) adopt, alter and repeal rules governing the 2008 Incentive Plan; and (7) interpret the terms of the 2008 Incentive Plan and any outstanding awards.

The Committee will act with the approval of not less than a majority of its members. However, if any member of the Committee does not qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that member will not be deemed to be a member of the Committee for purposes of granting an award if the inclusion of that member on the Committee would subject the recipient of the award to the risk of short-swing profit recovery under Section 16(b) of the Exchange Act. Similarly, if any member of the Committee does not qualify as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code, that member will not be deemed to be a member of the Committee for purposes of qualified performance-based awards (awards intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code).

Delegation.  The Committee may delegate any of its authority to any other person or persons as long as such delegation does not (1) cause the 2008 Incentive Plan or any awards granted under the plan to fail to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, (2) result in a reduction in the amount of compensation associated with any qualified performance-based award that is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code, or (3) apply to an award granted to a non-employee director.

Number and Type of Shares Available under the 2008 Incentive Plan.  We may issue our common shares under the 2008 Incentive Plan. The closing price of our common shares on April 14, 2008 as reported on the New York Stock Exchange (“NYSE”) was $17.01 per share.

The maximum number of shares that we may issue or deliver under the 2008 Incentive Plan is 1,825,000. We will count any shares that are subject to awards of stock options or stock appreciation rights against this limit as one share for every one share delivered under the award. We will count any shares that are subject to awards other than stock options or stock appreciation rights against this limit as 1.57 shares for every one share delivered under those awards. Shares issued or delivered under the 2008 Incentive Plan may consist of authorized and unissued shares, treasury shares or shares to be purchased by us, as determined by the Committee.

The number of shares subject to awards granted to any participant, and the amount of any incentive compensation award payable in cash to any participant, are subject to the following limitations:

(1) With respect to stock options, the number of shares subject to stock options granted to any participant in any fiscal year may not exceed 500,000.

(2) With respect to stock appreciation rights, the number of shares subject to stock appreciation rights granted to any participant in any fiscal year may not exceed 500,000.

(3) With respect to restricted stock awards that are qualified performance-based awards, the number of shares granted to any participant in any fiscal year may not exceed 200,000.

(4) With respect to stock awards other than stock options and restricted stock that are qualified performance-based awards, the number of shares granted to any participant in any fiscal year may not exceed, in the aggregate, 400,000.

(5) With respect to incentive compensation awards payable in cash that are qualified performance-based awards, the amount payable to any participant in any fiscal year may not exceed the lesser of $2,000,000 or 200% of annual base salary effective at the time the Performance Goals are established.

These amounts are maximum limitations prescribed by the terms of the 2008 Incentive Plan and do not necessarily reflect the anticipated number or value of any awards to be granted under the 2008 Incentive Plan.

Charging of Shares and Adjustments.  If any award or any prior award or grant made pursuant to our 1998 Incentive Compensation Plan that is outstanding and unexercised on the date of adoption of the 2008 Incentive Plan (“Prior Award”) terminates, expires, is cancelled or is forfeited, or any award or Prior Award is settled (or can be paid only) in cash, then the underlying shares, to the extent of any such forfeiture, cancellation, termination or cash settlement, will again be available for grant under the 2008 Incentive Plan and credited toward the plan limit. We will add any shares that again become available for grant as (1) one share if such shares were subject to an award or Prior Award of stock options or stock appreciation rights, and (2) as 1.57 shares if such shares were subject to awards or Prior Awards other than stock options or stock appreciation rights. However, shares that are tendered to us by any participant, or withheld from any award or Prior Award by us as full or partial payment of the exercise or purchase price of any award or Prior Award or in payment of any applicable tax withholding, will not be available for future grants under the 2008 Incentive Plan. With respect to a stock appreciation right, when such stock appreciation right is exercised and settled in shares, the number of shares subject to such stock appreciation right will be counted against the shares available for issuance under the plan on a share for share basis, regardless of the number of shares used to settle the stock appreciation right upon exercise. Any substitute awards granted by us in substitution for awards previously granted by an entity acquired by us will not reduce the number of shares available for awards under the 2008 Incentive Plan and will not count against the plan limits.

Upon any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase or exchange of shares or other securities or other change in our corporate structure affecting the shares, the Committee, in its sole discretion, may adjust the number and kind of shares that may be delivered under the 2008 Incentive Plan, the exercise price or purchase price per share and the number of shares covered by each outstanding award and the maximum share limits under the plan.

In connection with any equity restructuring (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend that causes the per-share value of the shares underlying outstanding awards to change), the Committee will make appropriate, non-discretionary adjustments to the number and type of securities subject to each outstanding award and their exercise or purchase price. The Committee also may make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and kind of shares that we may issue under the 2008 Incentive Compensation Plan.

We will not make any adjustment if the Committee determines that such adjustment could cause an award to fail to satisfy the conditions of an applicable exemption from the requirements of Section 409A of the Internal Revenue Code or otherwise could subject a participant to the additional tax imposed under Section 409A of the Internal Revenue Code in respect of an outstanding award.

Types of Awards.  The 2008 Incentive Plan provides for the grant of different types of awards, including the following:

(1) Stock Appreciation Right — A right to receive a payment, in cash or shares, equal to the excess of (a) the fair market value of a specified number of shares on the date the right is exercised over (b) the fair market value of the shares on the date the right is granted, all as determined by the Committee. The grant price of any stock appreciation rights granted to participants may not be less than the fair market value of the shares subject to the stock appreciation right at the date of grant. The right may be conditioned upon the occurrence of certain events, such as a change in control of the company, or may be unconditional, as determined by the Committee. No stock appreciation right may be exercisable more than seven years after the date of grant.

(2) Stock Award — An award that is made in shares, restricted stock, or stock equivalent units. Restricted stock consists of shares that are subject to restrictions or risk of forfeiture. Stock equivalent units are awards that are valued by reference to the fair market value of shares. Unless the Committee, in its sole discretion, provides for the pro rata lapse of restrictions in installments during the restricted period, each grant or sale of restricted stock to a participant (other than a non-employee director) will provide that the shares covered by such grant or sale are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period of not less than three years to be determined by the Committee at the date of grant. Each grant or sale of stock awards (including restricted stock) that are subject to achievement of one or more Performance Goals will have a minimum performance period of at least one year to be determined by the Committee at the date of grant. Stock equivalent units may be payable in cash or in shares.

(3) Stock Option — A right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the Committee. The exercise price of any stock options may not be less than the fair market value of the shares subject to the stock option at the date of grant. No stock option may be exercisable more than seven years after the date of grant. Each grant of stock options to a participant (other than a non-employee director) will specify the period of continuous service by the participant that is necessary for the stock options to become exercisable. However, a participant may not exercise stock options sooner than one-third per year over three years.

(4) Incentive Compensation Award — An award that, in the discretion of the Committee, is payable either in shares or in cash and is contingent upon the achievement of Performance Goals established by the Committee. Each grant will have a minimum performance period of at least one year to be determined by the Committee at the date of grant.

We may grant more than one award to the same participant. Awards may be granted singly or in combination or tandem with other awards. We may also grant substitute awards for grants and awards held by employees of an entity who become employees of ours or any of our subsidiaries as a result of an acquisition, merger or consolidation between us and such entity. Each grant of an award under the 2008 Incentive Plan will be evidenced by a grant agreement, in a form specified by the Committee, which will set forth the terms and conditions of the grant. A grant agreement may be in an electronic medium, may be limited to notation on our books and records and, unless determined otherwise by the Committee, does not need to be signed by either our representative or a participant.

Performance-Based Awards under Section 162(m) of the Internal Revenue Code.  The Committee will determine the period of time during which a participant may earn any award that is performance-based, but such performance period may not be less than one year. The Committee will also establish one or more performance objectives (“Performance Goals”) to be met as a condition to the payment of the award. The Committee may describe Performance Goals in terms of company-wide objectives or objectives that relate to the performance of a joint venture, subsidiary, business unit, division, department, business segment, region or function and/or that relate to the individual performance of a participant. The Performance Goals may be made relative to the performance of other companies or an index covering multiple companies. The Performance Goals may, in the discretion of the Committee, include a range of performance objectives (such as minimum, middle and maximum objectives), the achievement of which will entitle a participant to receive different amounts of compensation.

The Performance Goals applicable to any qualified performance-based award will be based on specified levels of or growth in one or more of the following performance criteria: sales, same-store sales, earnings, earnings per share, return on equity, market price per share, revenue, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin and contribution margin. We may also establish the Performance Goals based on strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. These performance criteria may be measured before or after taxes, interest, depreciation, amortization, discontinued operations, affect of accounting changes, acquisition expenses, restructuring expenses, non-operating items or unusual charges, as determined by the Committee at the time the Performance Goals are established.

Deferral of Payment.  To the extent permitted by Section 409A of the Internal Revenue Code, the Committee may, in its discretion, permit participants to defer the payment of some or all of the shares or cash subject to their awards, as well as other compensation or fees, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Internal Revenue Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or stock equivalent units and paid in cash or in shares. The Committee may also, in its discretion, establish rules and procedures for the crediting of interest on deferred cash and dividend equivalents on stock equivalent units. The Committee may also, in its discretion, provide for matching or other grants in connection with such deferrals.

Payment of Exercise Price.  Participants may pay the exercise price of a stock option or any other stock award in cash, by the transfer of shares, by the surrender of all or part of an award (including the award being exercised) or by combination of these methods, as and to the extent permitted by the Committee.

Change in Control.  Unless otherwise determined by the Committee, in the event of a change in control of the company combined with a qualifying termination of a participant during the two-year period commencing on the change of control, (1) all stock appreciation rights and stock options then held by the participant will become fully exercisable and will, to the extent not otherwise provided in the applicable grant agreements, remain exercisable in accordance with their terms but in no event for a period shorter than the lesser of (i) one year following the qualifying termination or (ii) the remaining term of such stock option or stock appreciation right (determined without regard to such termination of employment), (2) all restrictions and conditions applicable to restricted stock and other stock awards held by the participant will be deemed to have lapsed or been satisfied, and (3) all incentive compensation awards held by the participant will be deemed to have been fully earned at the incentive compensation award payout level. The incentive compensation award payout level is the greater of (1) a participant’s average incentive compensation award earned over three full performance periods ended before the qualifying termination or, if the participant was eligible to earn such a bonus for less than the last three full performance periods, for the performance periods during which the participant was eligible to earn such incentive compensation award immediately prior to the qualifying termination, or (2) a participant’s target incentive compensation award established for the year in which the qualifying termination occurs. If the participant was not eligible to earn such an incentive compensation award for any performance period ending on or before the qualifying termination, then the incentive compensation award payout level will be equal to the participant’s target incentive compensation award established for the year in which the qualifying termination occurs.

A change in control is generally deemed to occur if (1) any person acquires 15% or more (but less than 50%) of our shares, (2) any person acquires 50% or more of our shares, (3) any person commences or publicly announces an intention to commence a tender offer or exchange offer to acquire 15% or more of our shares, (4) control of our Board of Directors is transferred during any 24-month period, (5) we are merged, consolidated or reorganized with or into another entity, in which our shareholders are to receive or retain less than 60% of the stock of the surviving or continuing corporation, all or substantially all of our assets are sold, or we are dissolved, or (6) a record date is established for determining shareholders entitled to vote on any transaction described in clause 5. The occurrence of an event described in clauses 2, 4 or 5 constitutes an irrevocable change in control. If an event described in clause 3 occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then an irrevocable change in control occurs. On the other hand, if an event described in clauses 1 or 6 occurs, or if an event described in clause 3 occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a change in control, then we will treat that event as not having occurred. If our Board of Directors does not make such determination, a change in control resulting from any of the events described in clauses 1, 3 and 6 will constitute an irrevocable change in control on the 91st day after the occurrence of the event.

A qualifying termination occurs when either (1) we or one of our subsidiaries terminate the participant’s employment or service without cause or (2) the participant terminates his employment or service with us or one of our subsidiaries for good reason. Cause generally means (1) the participant’s willful and continued failure to perform his or her duties, (2) a conviction of fraud, embezzlement, theft or a felony, or (3) the participant’s willful engagement in gross negligence that is materially and demonstrably injurious to us. Good reason generally means (1) any material reduction in the participant’s compensation, (2) any material reduction in the participant’s duties, responsibilities or position, or (3) any material shift of the participant’s principal place of employment.

Amendment or Suspension of the 2008 Incentive Plan.  To the extent permitted by Section 409A of the Internal Revenue Code, our Board of Directors may amend, suspend or terminate the 2008 Incentive Plan at any time. However, our shareholders must approve any amendment that (1) materially increases the benefits accruing to participants under the 2008 Incentive Plan, (2) materially increases the number of securities that may be issued under the 2008 Incentive Plan, (3) materially modifies the requirements for participation in the 2008 Incentive Plan, or (4) must otherwise be approved by shareholders to comply with applicable law or NYSE rules.

Amendment of Outstanding Awards.  Any amendment of an outstanding award generally requires the participant’s consent.

No Re-Pricing.  The 2008 Incentive Plan prohibits the re-pricing of “underwater” stock options and stock appreciation rights without shareholder approval. Accordingly, neither our Board of Directors nor the Committee will, without further approval of our shareholders, authorize the amendment of any outstanding stock option or stock appreciation right to reduce the exercise or grant price. In addition, except for certain adjustments, we will not cancel or replace any stock option or stock appreciation right with awards having a lower exercise or grant price, for another award or for cash without further approval of our shareholders.

Effective Date; Termination.  The 2008 Incentive Plan will become effective on the date it is approved by the affirmative vote of the holders of a majority of our outstanding common shares represented in person or by proxy at a meeting of our shareholders. The 2008 Incentive Plan will continue in effect until the 10th anniversary of such shareholder approval.

Certain Federal Income Tax Consequences

The 2008 Incentive Plan provides for many types of awards. A brief description of the federal income tax consequences of certain common types of awards follows. This description is based on federal income tax laws currently in effect and does not purport to be complete.

Stock Appreciation Rights.  There are no federal income tax consequences either to the participant or to us upon the grant of a stock appreciation right. The amount of any cash (or the fair market value of any shares) received by the participant upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Stock Options.  There are no federal income tax consequences either to the recipient of the stock option or to us upon the grant of a stock option. On the exercise of a stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income and deductible by us, provided we properly file Internal Revenue Service Form W-2 or Form 1099 in respect of the exercise. The disposition of shares acquired upon the exercise of a stock option will generally result in a capital gain or loss for the participant, but will have no tax consequences for us.

Restricted Stock.  A participant who has been awarded restricted stock and does not make an election under Section 83(b) of the Internal Revenue Code will not recognize taxable income at the time of the award. When any transfer or forfeiture restrictions applicable to the restricted stock lapse, the participant will recognize ordinary income, and we will be entitled to a corresponding deduction, equal to the excess of the fair market value of the shares when the restrictions lapse over any amount paid by the participant for the restricted stock. Any dividends paid to the participant on the restricted stock at or before the lapse of the restrictions will be ordinary compensation income to the participant and deductible as such by us.

A participant who has been awarded restricted stock and makes an election under Section 83(b) of the Internal Revenue Code will recognize ordinary income at the time of the award, and we will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time of grant over any amount paid by the participant for the restricted stock. Any dividends subsequently paid to the participant on the restricted stock will be dividend income to the participant and not deductible by us. There are no federal income tax consequences either to the participant or to us at the time any transfer or forfeiture restrictions applicable to the restricted stock lapse.

Awards Proposed to be Granted Under the 2008 Incentive Plan

No benefits or amounts have been granted, awarded or received under the 2008 Incentive Plan. No discretionary awards to officers, employees or non-employee directors are determinable for any of these individuals at this time. If the plan is approved by shareholders, our annual grant of restricted stock units to non-employee directors is expected to be made immediately under the 2008 Incentive Plan after the annual meeting.

Vote Required.  Approval of the 2008 Incentive Plan will require the affirmative vote of the holders of a majority of our outstanding common shares represented in person or by proxy at the meeting.

Our Board of Directors unanimously recommends that you vote FOR approval of the 2008 Incentive Plan.

Proposal 4 — Approval of the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan

We are requesting you to approve the adoption of the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan (the “ASOP”). On April 1, 2008, our Compensation Committee approved, subject to shareholder approval, the ASOP to succeed our previous Associate Stock Ownership Plan adopted as part of our 1998 Incentive Compensation Plan, which expires this year. The approval of our Board of Directors followed on April 2, 2008. The purpose of the ASOP is to enable eligible employees to acquire a proprietary interest in our company through the purchase of our common shares and, therefore, have an additional incentive to contribute to our success. We intend to have the ASOP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The following summary of the ASOP does not purport to be complete and is qualified in its entirety by the specific language of the plan, a copy of which is attached to this proxy statement as Appendix B.

Plan Summary

General.  The ASOP is an employee stock purchase plan that allows employees to purchase our common shares through payroll deductions. Payroll deductions for the purpose of purchasing our common shares accumulate during two six-month periods, April 1 to September 30 and October 1 to March 31 (each, an “Accumulation Period”), and at the end of each Accumulation Period the employees’ accumulated payroll deductions are used to purchase our common shares.

Eligible Employees.  Except for temporary and seasonal employees, all employees of ours and our participating subsidiaries, as designated by the Committee (as defined below), are generally eligible to participate in the ASOP. Our non-employee directors are not eligible to participate in the ASOP, and employees who are our “officers” (as defined in Rule 16a-1(f) under the Exchange Act) may participate in the ASOP only in accordance with the requirements of Rule 16b-3 of the Exchange Act. Accordingly, approximately 20,500 employees would currently be eligible to participate in the ASOP.

Under Section 423 of the Internal Revenue Code, we may not grant any employee rights to purchase our common shares under the ASOP in an amount exceeding $25,000 of the fair market value of our common shares (determined at the time of the grant) in any calendar year. In addition, we may not grant such rights to an employee if, immediately after the grant, such employee would own, or hold rights to acquire, 5% or more of our outstanding shares.

Employees become eligible to participate in the ASOP on the first trading day of the Accumulation Period following the employee’s commencement of employment with us or any of our participating subsidiaries. Eligible employees may only enroll in the ASOP at the beginning of an Accumulation Period.

Subject to shareholder approval of the ASOP, the first Accumulation Period will begin on October 1, 2008. The Committee may modify or suspend Accumulation Periods.

Administration.  Our Compensation Committee or any other committee designated by our Board of Directors or our Compensation Committee (the “Committee”) will administer the ASOP and will have authority to: (1) interpret the provisions of the ASOP; and (2) adopt such rules and regulations for administering the ASOP as the Committee may deem necessary in order to comply with the requirements of Section 423 of the Internal Revenue Code. The Committee may delegate its authority to any of our internal committees or officers.

Number and Type of Shares Available under the ASOP.  Employees may purchase our common shares under the ASOP. The closing price of our common shares on April 14, 2008 as reported on the NYSE was $17.01 per share.

The maximum number of our common shares authorized for sale during the term of the ASOP is 600,000. Shares sold under the ASOP may consist of authorized and unissued shares, treasury shares, outstanding shares reacquired by us in private transactions or open market purchases, or any combination of the foregoing, as determined by the Committee.

To prevent dilution or enlargement of benefits, the Committee, as it deems appropriate, will make equitable adjustments to the ASOP if (1) any change to our common shares occurs as a result of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common shares as a class without us receiving any consideration, (2) a spin-off transaction or an extraordinary dividend or distribution substantially reduces the value of our outstanding common shares, or (3) any merger, consolidation or other reorganization occurs. Upon any of such occurrences, the Committee, as it deems appropriate, will adjust (1) the maximum number and kind of securities issuable under the ASOP, (2) the maximum number and kind of securities purchasable per employee on any purchase date, and (3) the number and kind of securities and the price per share in effect under each outstanding right.

Stock Purchases.  On the last trading day of each Accumulation Period, we will apply the amount of each employee’s accumulated payroll deduction towards the purchase of our common shares (whole or fractional) at a purchase price equal to 85% of the lower of (1) the fair market value of our common shares on the first trading day of an Accumulation Period or (2) the fair market value of our common shares on the last trading day of the Accumulation Period. We will determine the number of shares purchased by dividing the employee’s total contribution by the per share purchase price applicable for that Accumulation Period. Employees must hold such shares for at least six months following the purchase unless the Committee shortens the holding period.

If the total number of our common shares purchasable on the last trading day of any Accumulation Period, when aggregated with all common shares previously granted under the ASOP, exceeds the plan limit, we will allocate the shares available for purchase on a pro rata basis and will return the balance of accumulated payroll deductions to the employees.

Employee Contributions.  An employee may elect to defer at least 1% and at most 15% of his or her earnings for the purchase of our common shares with a maximum annual purchase of the lesser of (1) 2,000 shares per Accumulation Period or (2) the maximum number of our common shares permissible under Section 423 of the Internal Revenue Code. Earnings will encompass the employee’s regular base salary, wages and overtime pay but will not include (1) any contributions made by us or our subsidiaries on the employee’s behalf to any employee benefit or welfare plan (other than contributions under any Internal Revenue Code Section 401(k) salary deferral plan or any Internal Revenue Code Section 125 cafeteria benefit program deducted from such earnings), (2) any compensation attributable to awards under any equity-based plan maintained by us or any of our subsidiaries, or (3) any commissions, incentive compensation, special payment, reimbursements or other benefits that the employee receives during such Accumulation Period. We will calculate earnings before deduction of (1) any income or employment tax withholdings or (2) any contributions that the employee makes to any Internal Revenue Code Section 401(k) plan or any Internal Revenue Code Section 125 program established by us or any of our subsidiaries.

Employees may only change their deduction percentages at the beginning of an Accumulation Period, but may cease making contributions at any time. Once made, we or our participating subsidiary may use the payroll deductions for any corporate purpose. We and our participating subsidiaries will have no obligation to segregate such payroll deductions from any of our other funds and will not credit any earnings on such amounts.

Employee Refunds.  Employees may withdraw from the ASOP in full (but not in part) at any time by properly notifying us. Upon such withdrawal, we will refund the employee’s accumulated payroll deductions to the employee. An employee who has ceased payroll deductions may not re-enroll in the ASOP until the next Accumulation Period.

Employees whose employment relationship with us is terminated are no longer eligible to participate in the ASOP. We will refund all payroll deductions accumulated during the Accumulation Period through the date of such cessation of employment to the employee or, in the event of the employee’s death, to his or her estate.

Change in Control.  Immediately prior to the effective date of any change in control, we will apply each employee’s accumulated payroll deductions for the Accumulation Period in which such change in control occurs to the purchase of our common shares at a purchase price per share equal to 85% of the lower of (1) the fair market value of our common shares on the first trading day of the Accumulation Period in which such change in control occurs or (2) the fair market value of our common shares immediately prior to such change in control. The applicable limitation on the number of our common shares purchasable per employee will continue to apply to any such purchase. We will use our best efforts to notify employees of any change in control, and the employees will, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the change in control.

A change in control is generally deemed to occur if (1) any person acquires 15% or more (but less than 50%) of our shares, (2) any person acquires 50% or more of our shares, (3) any person commences or publicly announces an intention to commence a tender offer or exchange offer to acquire 15% or more of our shares, (4) control of our Board of Directors is transferred during any 24-month period, (5) we are merged, consolidated or reorganized with or into another entity, in which our shareholders are to receive or retain less than 60% of the stock of the surviving or continuing corporation, all or substantially all of our assets are sold, or we are dissolved, or (6) a record date is established for determining shareholders entitled to vote on any transaction described in clause 5. The occurrence of an event described in clauses 2, 4 or 5 constitutes an irrevocable change in control. If an event described in clause 3 occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then an irrevocable change in control occurs. On the other hand, if an event described in clauses 1 or 6 occurs, or if an event described in clause 3 occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a change in control, then we will treat that event as not having occurred. If our Board of Directors does not make such determination, a change in control resulting from any of the events described in clauses 1, 3 and 6 will constitute an irrevocable change in control on the 91st day after the occurrence of the event.

Amendment and Termination of the ASOP.  The Committee or our Board of Directors may generally amend, suspend or terminate the ASOP at any time to become effective immediately following the close of any Accumulation Period. However, neither our Board of Directors nor the Committee may adopt any of the following amendments to the ASOP without shareholder approval: (1) increase the number of our common shares issuable under the ASOP, except for permissible adjustments upon certain changes in our capitalization, (2) alter the purchase price formula so as to reduce the purchase price of our common shares purchasable under the ASOP, or (3) modify the eligibility requirements for participation in the ASOP.

Upon the termination of the ASOP, the Committee may elect to: (1) terminate all outstanding rights prior to their expiration, (2) terminate such rights upon completion of the purchase of shares on the next purchase date, or (3) permit rights to expire in accordance with their terms (and participation to continue through such expiration date). If the Committee terminates rights prior to expiration, we will return all accumulated payroll deductions not used to purchase our common shares to the employees.

Effective Date; Plan Term.  The ASOP will become effective on June 12, 2008 if approved by our shareholders at our 2008 Annual Meeting of Shareholders. Unless sooner terminated by the Committee or our Board of Directors, the ASOP will continue in effect until the earliest of: (1) the 10th anniversary of shareholder approval of the ASOP, (2) the date on which we have sold all shares available for issuance under the ASOP pursuant to the rights exercised under the ASOP, or (3) the date on which all rights are exercised in connection with a change in control. Following such termination, we may no longer grant, or allow to be exercised, purchase rights or collect payroll deductions.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the purchase of our common shares under the ASOP and dispositions of shares acquired under the ASOP. This description is based on federal income tax laws currently in effect and does not purport to be complete.

We intend the ASOP to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under Section 423 of the Internal Revenue Code, an eligible employee who elects to participate in the ASOP will not recognize any taxable income at the time shares are purchased under the ASOP by the employee.

If an employee disposes of the shares purchased under the ASOP more than two years after the first day of the applicable Accumulation Period and the amount realized on the disposition of the shares exceeds the purchase price, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the first day of the applicable Accumulation Period over the purchase price (determined as if the shares were purchased on the first day of the offering period for a price equal to 85% of the fair market value of the shares on that date) and (2) the excess of the amount realized on the disposition of the shares over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. In addition, if the amount realized on such disposition exceeds the employee’s adjusted basis in the shares (taking into account any increase in basis for ordinary income recognized on the disposition of the shares), such excess will be taxed as long term capital gain. If the amount realized on such disposition is less than the purchase price of the shares under the ASOP, the employee will recognize long term capital loss in the amount of the difference between the purchase price and the amount realized. We will not be entitled to any deduction with respect to a disposition of the shares occurring under these circumstances.

If the employee disposes of the shares purchased under the ASOP within two years after the first day of the applicable Accumulation Period, the employee will recognize compensation taxable as ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the shares on the last day of the applicable offering period over the purchase price of the shares under the ASOP. The employee’s cost basis in the shares will be increased by the amount of the ordinary income recognized by such employee. In addition, upon such disposition of the shares, the employee will recognize short term or long term capital gain or loss equal to the difference between the amount realized on such disposition and the employee’s cost basis in the shares, as so increased. We will not be entitled to any deduction with respect to the amount recognized by such employee as a capital gain.

New Plan Benefits

Participation in the ASOP is entirely within the discretion of the eligible employees. We cannot predict the participation levels by employees, the rate of employee contributions or the eventual purchase prices under the ASOP and, therefore, cannot determine the number of shares that our employees, including our executive officers, may purchase, or the value of benefits that they may obtain, under the ASOP.

Vote Required.  Approval of the ASOP will require the affirmative vote of the holders of a majority of our outstanding common shares represented in person or by proxy at the meeting.

Our Board of Directors unanimously recommends that you vote FOR approval of the ASOP.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Developments

We are committed to implementing and upholding high standards of responsible corporate governance. Our Board, and in particular our Corporate Governance Committee, continually monitors developments in the area of corporate governance and on a regular basis discusses the desirability of making changes to our corporate governance structure.

Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for our day-to-day operations. In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of our company.

The Board’s current practice is to hold five regularly scheduled meetings a year. These meetings are usually held in January, March or April, June, August and November. The Board is considering changes to this schedule. The organizational meeting follows immediately after the Annual Meeting of Shareholders in June. Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board conducts a comprehensive review of our strategic plan each year with participation from senior management. During fiscal 2008, the Board held five regular meetings and three special, telephonic meetings (for a total of eight meetings). Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that a director may occasionally be unable to attend a meeting. During fiscal 2008, all of our directors who were then serving as directors attended 75% or more of the meetings of the Board, and of the meetings of the Committees on which they served. All but two of our directors who were serving at the time attended the Annual Meeting of Shareholders held in June 2007.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com. A copy of the Guidelines also may be obtained in printed form from our Secretary. Pursuant to those guidelines, the non-employee directors meet in executive session at each in-person Board meeting, and the independent non-employee directors meet in executive session at least once per year.

Lead Director

The non-employee directors annually select from amongst themselves a Lead Director, based upon a recommendation by the Corporate Governance Committee. The role of the Lead Director is to:

•	Preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-employee directors

•	Serve as liaison between the Chairman and the non-employee directors

•	Provide the Chairman with feedback from executive sessions

•	Approve agendas and schedules for Board meetings in consultation with the Chairman, to assure that agendas include all items of interest to the non-employee directors and that there is sufficient time for discussion of all agenda items

•	Determine the information to be sent to the Board, in consultation with the Chairman

•	Participate, with the Chair of the Compensation Committee, in delivering performance evaluations to the Chairman

•	Be available for consultation and direct communication upon request by a major shareholder

•	Perform other responsibilities assigned by the Board

The Lead Director has the authority to call meetings of the non-employee directors.

The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Accordingly, other directors are encouraged to communicate freely among themselves and directly with the Chairman. Additionally, any director can ask for an item to be added to the agenda for any Board or Committee meeting.

Gregg Searle served as Lead Director from August 2005 until his resignation from our Board in August 2007. Scott Cowen has served as Lead Director since August 2007, and the non-employee directors presently intend to elect Dr. Cowen to serve as Lead Director for an additional one-year term commencing immediately after the 2008 Annual Meeting.

Board Independence

Under our Corporate Governance Guidelines, a majority of our Board must be “independent,” as such term is defined under the NYSE Listing Standards. No director qualifies as “independent” unless our Board of Directors affirmatively determines that the director has no material relationship with us. In order to make this determination, the Board considers all relevant facts and circumstances surrounding the director’s relationship with us and our management. The Board of Directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.

The Board has adopted Standards for Determining Director Independence (“Standards”) to aid it in determining whether a director is independent. These Standards are in compliance with the director independence requirements of the NYSE Listing Standards and incorporate independence standards contained in the Exchange Act and the Internal Revenue Code.

After considering all relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board has affirmatively determined that each director and each director nominee is “independent,” as such term is defined under our Standards, with the exception of Darrell Webb, who serves as our Chairman, President and Chief Executive Officer, Alan Rosskamm, who served as our Chairman, President and Chief Executive Officer until July 24, 2006, and Ira Gumberg, who is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, which owns and manages numerous shopping centers, 10 of which contain our stores. Two of the shopping center entities leasing to us are partnerships solely owned by Mr. Gumberg and members of his family. See page 23 of this proxy statement for further information regarding the relationships between us and the entities with which Mr. Gumberg is associated. In reaching its conclusion that the remaining directors and director nominees are “independent,” the Board considered purchases by us from companies where one of our directors serves as a director or executive officer, and in all cases determined that such purchases represented 0.2% or less of our revenues and the revenues of the other company.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Board of Directors in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. The Secretary will act as agent for the non-employee directors in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are forwarded to the Lead Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are forwarded to the Chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are sent to the appropriate company executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission (“SEC”) Regulations, the Board has adopted the Jo-Ann Stores, Inc. Code of Business Conduct and Ethics (which serves as the Code of Ethics for the directors, officers and employees of the company), which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com and in printed form upon request to our Secretary.

Committees of the Board

The Board has established three permanent Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com or in printed form upon request to our Secretary. The Chair of each Committee works with us to determine the frequency, length and agendas of Committee meetings. All directors are invited to attend meetings of Committees of the Board of which he or she is not a member.

The Audit Committee, which met nine times during fiscal 2008, is responsible for appointing the independent registered public accountants for the fiscal year, reviewing with the independent registered public accountants the results of the audit engagement and the scope and thoroughness of their examination, reviewing the independence of the independent registered public accountants, reviewing our SEC filings, reviewing the effectiveness of our company’s systems of internal accounting controls and approving all auditing and non-auditing services performed by our independent registered public accountants or other auditing or accounting firms. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com or in printed form upon request to our Secretary. The Board has determined that all members of the Audit Committee meet the independence requirements as provided in our Standards, which comply with the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. The formal report of the Audit Committee with respect to the fiscal year ended February 2, 2008 begins on page 47 of this proxy statement. The Committee currently consists of Tracey Travis (Chairperson), Scott Cowen and Frank Newman.

The Board has determined that all members of the Audit Committee are financially literate, as required by the NYSE, and that at least two of the committee members, Dr. Cowen and Ms. Travis, are “audit committee financial experts,” as that term is defined in the SEC regulations.

The Compensation Committee consists entirely of non-employee directors, all of whom the Board has determined are independent within the meaning of our Standards, which comply with the listing standards of the NYSE. In addition, each member qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code.

The Compensation Committee met eight times during fiscal 2008. The Committee’s responsibilities are set forth in the Compensation Committee Charter and include setting the compensation for directors, executive officers and each senior management team member; approving director and officer compensation plans, policies and programs; approving director and employee equity grants; overseeing the preparation of, and reviewing, our annual Compensation Discussion & Analysis and recommending to include it in our proxy statement; and producing an annual committee report for inclusion in the proxy statement. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see the Compensation Discussion and Analysis beginning on page 23. The formal report of the Compensation Committee appears on page 46 of this proxy statement. The Committee currently consists of Beryl Raff (Chairperson), Scott Cowen, Patricia Morrison and Frank Newman.

The Corporate Governance Committee consists entirely of non-employee directors, all of whom the Board has determined to be independent within the meaning of our Standards, which comply with the listing standards of the NYSE.

The Corporate Governance Committee met five times during fiscal 2008. The Committee’s responsibilities are set forth in the Corporate Governance Committee Charter and include advising and making recommendations to the Board of Directors on issues of corporate governance, including matters relating to our Code of Business Conduct and Ethics, authority and approval levels, and insider trading and media and analyst communication policies, among others. The Corporate Governance Committee has the authority to interview and recommend to the Board of Directors, for nomination on behalf of the Board, suitable persons for election as directors when a vacancy exists on the Board. The Corporate Governance Committee and the Board of Directors also will consider individuals properly recommended by our shareholders. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Committee and the entire Board for their consideration. A recommendation must be accompanied by the consent of the individual nominated to be elected and to serve. The Committee currently consists of Patricia Morrison (Chairperson), Beryl Raff and Tracey Travis.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. In evaluating the suitability of individuals for Board membership, the Committee applies the Board Competencies, discussed immediately below.

Board Competencies

The Committee has established minimum qualification standards for nominees and also has identified certain desirable qualities and skills. The Committee will apply the minimum criteria and will take into account desirable qualities and skills and all other factors that would help in the evaluation of a candidate’s suitability for Board membership. The Board Competencies are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com; a printed copy of the Board Competencies also is available upon request to our Secretary.

Selection Process for New Board Candidates

Internal Process for Identifying Candidates.  The Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by our shareholders, as discussed below). First, the Corporate Governance Committee solicits ideas for possible candidates from a number of sources — members of the Board; senior level company executives; individuals personally known to the members of the Board; and research, including database and other searches. Second, the Committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Corporate Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Corporate Governance Committee.

General Nomination Right of All Shareholders.  Any of our shareholders may nominate one or more persons for election as a director of the company at an annual meeting of shareholders if the shareholder complies with the provisions contained in our Code of Regulations. We have an advance notice provision. In order for the director nomination to be timely, a shareholder’s notice to our Secretary must be delivered to our principal executive offices not later than the close of business on the ninetieth calendar day, and not earlier than the opening of business on the one hundred twentieth calendar day, prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least one hundred days prior to the date of the meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the one hundred twentieth calendar day prior to the meeting. A shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the SEC used in connection with the solicitation of proxies for the election of the candidate as a director.

Evaluation of Candidates

The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Corporate Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Corporate Governance Committee members, the Chairman/Chief Executive Officer and the Lead Director. Later reviews will be conducted by other members of the Corporate Governance Committee. Ultimately, background and reference checks will be conducted and the Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Saturday closest to January 31. The Corporate Governance Committee usually meets in March or early April to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The Board usually meets shortly thereafter to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in June of that year.

Nominees and Continuing Directors

Each of the nominees for director other than Mr. DePinto and Mr. Perdue was an incumbent director whose term of office was concluding and was considered as a candidate for continued Board membership. Within the past fifteen months each of the nominees has been evaluated by each of the members of the Board on his or her performance as a Board and committee member, specifically considering his or her attendance, preparation, leadership, ethics, engagement, qualities and skills. The Corporate Governance Committee reviewed the nominees’ performance evaluations. The Corporate Governance Committee determined that each candidate met the established Board Competencies and all requirements for service as a Director and, based on the evaluations, recommended each nominee for continued membership on the Board. Mr. DePinto and Mr. Perdue were elected to the Board in April 2008, with the understanding that they would stand for re-election at the 2008 Annual Meeting. Prior to their elections, the Corporate Governance Committee determined that Mr. DePinto and Mr. Perdue met the established Board competencies and all requirements for service as a Director and the Committee recommended them for election to the Board, and for re-election at the 2008 Annual Meeting.

The following table sets forth certain information regarding the nominees for election as members of the Board of Directors and directors whose terms of office will continue after the Annual Meeting. This information is based upon information furnished to us by such persons as of April 14, 2008.

	Principal Occupation for Past Five Years,	Director
Name	Other Directorships and Age	Since

	Nominees To Fill Board Positions That Are Up For Election At 2008 Annual Meeting of Shareholders
Joseph DePinto	President and Chief Executive Officer of 7-Eleven, Inc., the world’s largest convenience retailer, since 2005. During 2005 he served as President of GameStop, Inc., the leading videogame and entertainment software retailer. From 2002 to 2005 Mr. DePinto was an executive with 7-Eleven, serving as Vice President, Operations from 2003 to 2005, and as Division Vice President from 2002 to 2003. Prior to that, he held executive positions at PepsiCo, Inc., and was the Chief Operating Officer of Thornton Quick Café and Market. Mr. DePinto currently serves on the boards of 7-Eleven, Inc. and OfficeMax, Inc.; age 45.	2008
Ira Gumberg	President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, for more than five years. J.J. Gumberg Co. is a nationally ranked real estate investment and development company that maintains a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg currently serves as trustee and member of the Audit Committee of Carnegie Mellon University and a member of the board of trustees of the University of Pittsburgh; age 54.	1992
Patricia Morrison(1)(3)	Executive Vice President and Chief Information Officer since 2007 and Senior Vice President and Chief Information Officer from 2005 to 2007 of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products. Previously, she was Executive Vice President and Chief Information Officer of Office Depot, Inc., a supplier of office products and services, from 2002 to 2005. Ms. Morrison currently serves on the board of SPSS Inc., a worldwide provider of predictive analytics software and solutions; age 48.	2003
Frank Newman(2)(3)	Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and a director since 2002. From 2001 to 2003, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. Prior to 2001, Mr. Newman was in retailing for 30 years, including serving as Chief Executive Officer of Eckerd Corporation, a large drug store chain, from 1993 until 2000 and as Chief Executive Officer of F&M Distributors, a drug store chain, from 1986 until 1993. He is also a Director of Jabil Circuit, Inc. and Medical Nutrition USA, Inc. and has served on the Board of the National Association of Chain Drug Stores since 1993, including as its Chairman in 1999-2000; age 59.	1991
David Perdue	Chairman and Chief Executive Officer of Dollar General Corporation, a Fortune 500 discount retailer, from 2003 to 2007. Previously, Mr. Perdue was Chairman and Chief Executive Officer of Pillowtex Corporation, a home textile manufacturer, from 2002 to 2003, and prior to that he held senior management positions with Reebok International Ltd., Haggar Corporation and Sara Lee Corporation. Mr. Perdue currently serves on the board of Alliant Energy Corporation; age 58.	2008

	Principal Occupation for Past Five Years,	Director
Name	Other Directorships and Age	Since

Beryl Raff(1)(3)	Executive Vice President-General Merchandising Manager for the Fine Jewelry Division of J.C. Penney Company, Inc., a department store retailer, with whom she has been employed since 2001. Prior to her appointment to her current position in 2005, Ms. Raff served as J.C. Penney’s senior vice president and general merchandise manager of Fine Jewelry. Ms. Raff is presently on the advisory board of Jewelers Circular Keystone (JCK), the world jewelry trade show organization for manufacturers and retailers of fine jewelry. She also serves on the board for Group 1 Automotive, a Fortune 500 automotive retailer; age 57.	2001
Tracey Travis(1)(2)	Senior Vice President and Chief Financial Officer for Polo Ralph Lauren Corporation, a designer, marketer and distributor of apparel, home and fragrance products, since 2005. From 2002 to 2004 she was Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer; age 45.	2003
Darrell Webb	Our Chairman of the Board, President and Chief Executive Officer since July 2006. Previously, he was President of Fred Meyer, the 128-store super center division of The Kroger Company, a retail grocery chain, from 2002 until July 2006 and President of Kroger’s Quality Food Center Division from 1999 to 2002; age 50.	2006

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES

	Directors Whose Term Expires in 2009
Scott Cowen(2)(3)	President of Tulane University and the Seymour S Goodman Professor of Management for more than five years. Dr. Cowen is also a director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc. Dr. Cowen is a former board member of the American Council of Education, the Business-Higher Education Forum and the National Collegiate Athletic Association, and a member of the Audit Committee Leadership Network in North America, a select group of audit committee chairs from America’s leading companies. Dr. Cowen is the co-author of four books and has published more than 90 articles in academic and professional journals focused on issues dealing with corporate governance, strategic planning and the development of management control systems; age 61.	1987
Alan Rosskamm	Previously served as our Chairman of the Board, President and Chief Executive Officer for more than five years until his resignation from these positions in 2006. He is a member of one of our two founding families and was employed by us from 1978 to 2006. Mr. Rosskamm is also a director of Charming Shoppes, Inc., a women’s apparel retailer with approximately 2,400 stores; age 58.	1985

(1)	Member of the Corporate Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written “Statement of Policy with Respect to Related Party Transactions.” This policy requires our Corporate Governance Committee to review and approve all transactions, arrangements or relationships with us in which any director, executive officer or shareholder who owns more than 5% of our common shares (including immediate family members of directors and executive officers and entities owned or controlled by any of the above) has a direct or indirect material interest, which involve $10,000 or more and are not generally available to all of our employees, other than ordinary course director or employee compensation arrangements or a transaction with another company at which the related person is a director and/or owner of less than a 5% equity interest. In reviewing the related person transactions, the Corporate Governance Committee will consider the following factors: (1) the extent of the related person’s interest in the transaction, (2) the availability of other sources of comparable products and services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the benefits to us, and (5) the aggregate value of the transaction. This review will occur at each calendar year’s first regularly scheduled Corporate Governance Committee meeting and at subsequent meetings as needed. The Corporate Governance Committee will also review corporate opportunities presented to management or a member of our Board that may be equally available to us. No member of the Corporate Governance Committee with an interest in a related party transaction will participate in the decision-making process regarding that transaction. The Committee also will review any relationships with family members of 5% shareholders to the extent such matters are brought to the Committee’s attention. The only related party transaction of which our company is aware is described in the following paragraph.

Ira Gumberg, one of our directors, is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company. J.J. Gumberg manages numerous shopping centers, 10 of which contain our stores. The owners of the various shopping centers managed by J.J. Gumberg Co. are separate legal entities (individually referred to as a “shopping center entity”) in which Mr. Gumberg or his immediate family may have some investment interest. Four of the leases were entered into after Mr. Gumberg became one of our directors and are on terms we believe are no less favorable to us than could have been obtained from an unrelated party. From time to time, we also may receive tenant allowances from a shopping center entity on terms we believe are no less favorable to us than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid by us during fiscal 2008, 2007, and 2006 to the shopping center entities for various stores under lease amounted to $1.6 million, $2.0 million, and $2.0 million respectively. In fiscal 2008, the payments of $1.6 million to J.J. Gumberg, as agent, did not exceed 2% of such company’s gross revenue, nor did any single shopping center entity receive any payments from us in excess of $1 million dollars. Two of the shopping center entities leasing to us are partnerships solely owned by Mr. Gumberg and members of his family. The Corporate Governance Committee reviewed and approved continuation of these leases at its April 2008 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

•	Pay for performance is our compensation philosophy. We tie compensation to performance objectives that are aligned with our corporate goals.

•	We also align compensation with shareholder returns.

•	Our goal is to provide our executives with the opportunity to earn total compensation at approximately the 50th percentile of our peers, provided that we achieve our performance objectives. If we perform better or worse than our performance objectives, our executives will receive higher or lower compensation. Because we consider factors other than peer group data, each executive’s compensation opportunity may be below or above the 50th percentile, but all executives fall between the 25th and 75th percentile.

•	Our executives’ total compensation package includes three elements:

•	Base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of income to the individual.

•	Short-term incentive compensation in the form of an annual performance-based bonus, which is intended to focus our executives on achievement of financial goals established by our Compensation Committee at the beginning of each year.

•	Long-term incentive compensation in the form of equity-based awards to align the interests of our executives with those of our shareholders and promote a culture of shared ownership.

•	We also provide our executives with a competitive benefits package, in order to attract and retain high performing executives.

Background

Our executive officers currently include:

•	Darrell Webb, our Chairman, President and Chief Executive Officer

•	Kenneth Haverkost, our Executive Vice President, Store Operations

•	James Kerr, our Executive Vice President, Chief Financial Officer

•	Travis Smith, our Executive Vice President, Merchandising and Marketing

Our senior management team, referred to as our “Management Committee,” consists of these executive officers and six additional senior managers at the Senior Vice President and Vice President level. All members of our Management Committee report directly to our Chief Executive Officer, with the exception of one senior manager who reports to our Executive Vice President, Store Operations.

In our fiscal 2007 (which ran from January 29, 2006 to February 3, 2007), we faced a number of operational challenges and made major changes in our business through the implementation of our “Repair Plan” initiatives. Fiscal 2007 also was a year of significant executive turnover. In July 2006, Darrell Webb and Travis Smith joined us from outside the company and James Kerr was promoted to his current position. As a result of these changes, our compensation programs during our fiscal 2007 focused on attracting and retaining our key management team members. These initiatives produced a more stable business and positioned us for a return to profitable operations.

With our new management team in place and a more stable business, our compensation programs for our fiscal 2008 (which ran from February 4, 2007 to February 2, 2008) were reoriented to focus on the achievement of performance goals that would result in substantial year-over-year improvement and creation of significant shareholder value. Our fiscal 2008 compensation programs are the focus of this report.

In August 2007, David Holmberg, formerly our Executive Vice President, Operations, left our company, and Kenneth Haverkost joined us as Executive Vice President, Store Operations, in October 2007.

How we make compensation decisions

Executive compensation decisions are made by our Compensation Committee

Our Compensation Committee makes the compensation decisions with respect to our executive officers and other members of our Management Committee. The Compensation Committee also approves the compensation programs applicable to our employees below the Management Committee level.

Involvement of company management

Company management has no involvement in compensation decisions with respect to our Chief Executive Officer. The Compensation Committee receives recommendations from our Chief Executive Officer with respect to the compensation of other members of our Management Committee. Company management also makes recommendations to the Compensation Committee with respect to the compensation programs applicable to employees below the Management Committee level, and implements these programs within the parameters approved by the Compensation Committee.

Involvement of a compensation consultant

The Compensation Committee receives advice concerning compensation issues from Watson Wyatt Worldwide, Inc. (“Watson Wyatt”), a nationally recognized compensation consulting firm that has significant experience in the retail industry. In 2007, the Compensation Committee determined that Watson Wyatt would provide services solely to the Compensation Committee, and would otherwise cease providing any services to our company at the request of management. Thus, Watson Wyatt is retained by the Committee, not our company management, and takes direction from and reports to the Chair of our Compensation Committee with respect to services being provided to us. Our Compensation Committee believes that this helps ensure the integrity of the advice it receives from Watson Wyatt and avoids actual conflicts of interest or the perception of a possible conflict of interest. Previously, Watson Wyatt provided services at the request of both our Compensation Committee and company management.

Use of peer group data

Our Compensation Committee and management considers peer group data when making compensation decisions. The Committee retained Watson Wyatt to prepare a peer group compensation study prior to the Committee making its fiscal 2008 compensation decisions. The Committee is using the same study in connection with its fiscal 2009 decisions. The Committee feels that year-to-year compensation changes are not significant enough to make annual studies a useful decisionmaking tool. The Committee anticipates that it will obtain another study prior to making fiscal 2010 decisions.

The Committee selected the peer group for the most recent study with advice from Watson Wyatt. The primary factor in selecting the peer group was to identify publicly traded specialty retailers with annual revenues similar to ours. Other factors were market capitalization and numbers of employees, and the Committee also sought to include a variety of types of specialty retailers. The peer group consisted of the following companies:

• Abercrombie & Fitch	• Payless Shoesource
• AnnTaylor Stores	• Petsmart
• Charming Shoppes	• Pier 1 Imports
• Chico’s FAS	• Stage Stores
• Claire’s Stores	• Talbots
• Dress Barn	• Urban Outfitters
• DSW	• Williams Sonoma
• Men’s Wearhouse	• Zale

The Committee will review this list, and perhaps make some changes, prior to making fiscal 2010 compensation decisions.

Other sources of data

The Committee also considers compensation data provided by Watson Wyatt from its proprietary databases and broad market surveys. This data is used in particular in making decisions with respect to senior managers below the executive officer level, since the peer group study is generally limited to the publicly reported data concerning the peer companies’ executive officers. Watson Wyatt also provides the Committee with information concerning general compensation trends on topics such as program designs, allocation of total compensation between base salary, short-term incentives and long-term incentives, the use of various equity vehicles, and methods for enhancing shareholder alignment and retention incentives. The Committee uses this information to help set pay levels and design programs. The Committee has shared selected peer group and other information it obtained from Watson Wyatt with our Chief Executive Officer, who considers this data in making his compensation recommendations to the Committee for members of the Management Committee.

Use of tally sheets

Our Compensation Committee uses tally sheets to track the total compensation paid and that may in the future become payable to our Management Committee members. Updated tally sheets for each member of our Management Committee are provided to the Committee in connection with each Committee meeting at which executive compensation issues are on the agenda. The main purpose of these tally sheets is to combine and quantify in a tabular form all elements of compensation for our Management Committee members. As the Committee considers executive compensation issues it can consult the tally sheets to assist it in understanding how the compensation matters under consideration fit into and impact our overall compensation program. We believe that the use of tally sheets enables the Committee to monitor more closely the compensation of our Management Committee members and to ensure that the objectives of our compensation program are met.

Individual performance goals

The Compensation Committee sets personal performance goals for our Chief Executive Officer, and our Chief Executive Officer establishes such goals for each other Management Committee member, which are subject to review by the Committee. The personal performance goals are focused on aligning each executive’s activities with our annual business plan and strategic goals. Our Chief Executive Officer’s attainment of his individual performance goals, in addition to achievement of the business plan and financial metrics, is considered by the Committee in determining our Chief Executive Officer’s annual base salary and long-term incentive opportunity for the following year. Likewise, attainment of individual performance goals by other Management Committee members is considered by our Chief Executive Officer in making his base salary and long-term incentive opportunity recommendations for these executives to the Committee, and by the Committee in its review of these recommendations and compensation decisions with respect to these executives. Attainment of individual performance goals does not have an impact on an executive officer’s opportunity to receive short-term incentive compensation, since our short-term incentive compensation program is based on our company’s achievement of company performance metrics.

Tax considerations

The Compensation Committee considers tax consequences when making compensation decisions. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or one of the three other most highly compensated executive officers other than the chief financial officer, unless such compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Cash payments under our short term incentive compensation, as well as performance share and stock option awards made under our long term incentive compensation plan are intended to qualify as performance-based compensation under Section 162(m).

Our compensation philosophy and program objectives

The underlying philosophy of our compensation program is pay for performance. Our goal is to design and maintain a performance-oriented compensation program that will incentivize our management to meet or exceed annual performance objectives and long term strategic plans approved by the Board, and to align compensation with shareholder returns. We also believe that we need to offer a total compensation opportunity which is competitive with peer companies and other companies with whom we compete for management talent, in order to attract and retain the high caliber team members the company needs in order to achieve a high level of performance and thus create shareholder value.

In general, the Committee seeks to provide our executives with total compensation opportunities at approximately the 50th percentile of the compensation granted by our peer companies, assuming that the company achieves its “Target” level of performance (as discussed more fully below). Because the Committee also considers other factors when making its compensation decisions, each executive’s compensation opportunity may be below or above the 50th percentile but all executives fall between the 25th and 75th percentiles. The Committee strives to deliver pay that is commensurate with a team member’s role and his or her relative ability to impact our overall business success, and that is aligned with the management and experience level, tenure in position and any unique skills of the team member. The Committee also considers internal equity. While these factors have not resulted in significant deviations on an overall basis from our general philosophy of setting the total compensation opportunity for our executives at the 50th percentile of our peer group, these factors may result in significant deviations at the individual employee level.

Our Compensation Committee has set our Chief Executive Officer’s base salary and short and long-term incentive compensation opportunities at a higher level than for our other executive officers due to our Chief Executive Officer’s significantly greater responsibilities for company performance, executive leadership and guardianship of company assets, and in order to be competitive with the compensation practices of our peer group of companies and other companies with whom we compete for executive talent.

Total compensation and its components

Our compensation program for executive officers and other Management Committee members consists of three elements:

•	Base salary;

•	Short-term incentive compensation in the form of an annual performance-based bonus; and

•	Long-term incentive compensation in the form of equity-based awards.

We provide base salaries to recognize an individual’s regular commitment to his or her job and to provide a stable source of income to the individual. We provide annual performance-based bonuses to all salaried members to focus the efforts of our employees on the attainment of annual performance objectives. We provide long-term incentive compensation in the form of equity-based awards to our executive officers, other Management Committee members and other higher level managers in order to align the interests of these managers with those of our shareholders and promote a culture of share ownership.

Base salary

In general, base salaries are determined by job responsibility, market data, individual performance, tenure in position and internal equity, with our Chief Executive Officer and our Executive Vice Presidents occupying the top tier. When hiring new executive officers, we set base salaries based on these factors, the individual’s experience and unique skills and the level of compensation that must be offered in order to recruit a high performance executive possessing the requisite skills. We review the base salary of our executive officers, and all other management employees, each fiscal year. We consider the 50th percentile of our peer group to be a benchmark when setting base salaries, but we sometimes deviate from this benchmark since we consider other factors, as discussed above. We also focus more on how the total compensation opportunity compares to our peer group data than the peer group comparison for each component of total compensation. Deviations from the peer group benchmark with respect to our fiscal 2008 executive compensation are discussed below at page 31.

Short-term incentive compensation

We provide our executive officers and other senior management team members with the opportunity to earn cash bonuses through our Management Incentive Plan (“MIP”). We believe that this opportunity aligns our employees’ interests with our annual performance objectives, encourages teamwork in achieving common goals and rewards employees for achieving financial performance goals. Bonuses are based on a percentage of each person’s base salary, which percentage is set based on the level of the particular employee, with higher level employees having a bonus opportunity set at a higher percentage of base salary. The Compensation Committee views this as appropriate since higher level employees have more opportunity to influence our company’s performance, and in light of competitive practices. At the beginning of each fiscal year our Compensation Committee sets the performance measures and bonus opportunities under our MIP for that fiscal year.

Long-term incentive compensation

Our Compensation Committee believes that equity-based incentives (such as performance shares, stock options and time-based restricted shares) ensure that our Management Committee members and other higher level managers have a continuing stake in our long-term success and that the interests of our shareholders and management are closely aligned. We believe that our Management Committee members and other higher level managers are motivated to drive future performance through their ownership interest in our company.

At the beginning of each fiscal year, our Compensation Committee determines the long-term incentive opportunity for that fiscal year for employees at each level of our company and the performance criteria that must be met in order to achieve some or all of that opportunity. In determining the sizes of the incentive grants, and the types and mix of equity to be used for employees at each level of the company, our Compensation Committee bases its decisions on such considerations as peer company practices, the potential for dilution of our shareholders, the expense associated with the awards, and the relative proportion of long-term incentives within the total compensation mix. The Committee takes into account advice from Watson Wyatt and recommendations from the Chief Executive Officer with respect to employees below the Chief Executive Officer level.

The Committee specifically approves all awards to our executive officers and other members of our Management Committee, and approves, on a program basis, the grants to other employees. The awards are based on a targeted dollar value that is determined in relation to an employee’s level and base salary. Our Chief Executive Officer may then approve adjusted grant levels between 75% and 125% of the targeted grant levels for individual employees below the Management Committee level, based on his assessment of the individual’s performance and the importance of the individual to us, so long as he does not grant total awards in excess of the established pool.

We believe that each type of our equity awards serves a specific purpose and employ each type, as necessary, to meet our compensation objectives. We use performance shares to motivate our executive officers and most senior management team members to work collaboratively to achieve our financial performance targets, align their interests with the interests of our shareholders, and motivate them to create long-term shareholder value. We use stock options to align our executive officers’ and senior managers’ interests with those of our shareholders and reward them for generating shareholder returns. We grant time-based restricted shares to management team members in order to promote the long-term retention of those employees and to provide them with an ownership interest in Jo-Ann Stores. As a result of these awards, a significant portion of our executive officers’ and senior managers’ total compensation is dependent on the achievement of our performance objectives and increases in the price of our common shares. Since recipients forfeit their right to their long-term incentive equity grants if they leave our company before the awards vest, the Compensation Committee believes that these awards also are a factor in the retention of key management team members.

Fiscal Year 2008 Compensation Decisions and Results

Overview

During fiscal 2008 we provided our executive officers with total compensation packages consisting of base salary, short-term incentive compensation and long-term incentive compensation. Each element is discussed below.

Base salary

For our fiscal 2008, we provided base salaries to our executive officers in the following amounts: Darrell Webb, $800,000; Travis Smith, $500,000; and James Kerr, $320,000. These represented increases of 6.7%, 5.3% and 6.7%, respectively, over their fiscal 2007 base salaries. The Committee established these base salaries after considering peer group data. The Committee also considered other factors, as described above. Mr. Webb’s base salary adjustment also reflects the Committee’s assessment that Mr. Webb has brought necessary discipline and vision to our company and made significant progress in improving company performance during his initial tenure with our company. Mr. Smith’s base salary adjustment also reflected a commitment made to him at the time of his recruitment to our company and the level of compensation necessary to recruit and retain talented merchandising executives. Mr. Kerr’s base salary adjustment also reflected the Committee’s assessment of his performance since his internal promotion to the Chief Financial Officer position.

When Kenneth Haverkost joined our company in October 2007, his annual base salary was established at $375,000. Again, the peer group data was a factor used by the Committee in establishing Mr. Haverkost’s base salary. The Committee also considered his compensation history, his experience level and the capabilities that he would bring to our company.

Short-term incentive compensation

Prior to the start of fiscal 2008, our Compensation Committee approved the short-term incentive compensation program for the fiscal year. The program was based on two key objective performance measures: earnings before interest and taxes (“EBIT”) and percentage same-store sales increase. Same store sales are defined as net sales from stores that have been open one year or more. The Committee felt that these were the key metrics driving the company’s business performance and therefore the appropriate measures on which to base the short-term incentive compensation plan. The Committee defined Threshold, Target and Maximum performance for each of these performance measures as follows:

Short-Term Incentive Plan Payout Grid

	Threshold	Target	Maximum

Same-Store Sales Growth	1%	3%	6%
Earnings Before Interest & Taxes (in millions)	$36.5	$42.0	$59.0
Payout Percentage (% of Target)	0%	100%	200%

The Committee chose these metrics after considering recommendations from the Chief Executive Officer and advice from Watson Wyatt. In each case, the Target was established as a number that the Committee felt would be challenging, but which would be achievable if management performed at a high level and external business factors were at least neutral. The Target numbers also were set at levels that represented substantial improvement over prior year performance and that would create substantial shareholder value. The Maximum and Threshold numbers were established at percentages above or below the Target numbers. In the case of EBIT, Threshold was set at 14% below Target and Maximum at 40% above Target. For same-store sales increase, Threshold was set at 67% below Target and Maximum at 200% of Target. The Minimum numbers were set so that our executives and managers would only be rewarded if company performance improved over prior year performance to the extent that we achieved substantial shareholder value in excess of the employee rewards. The Committee considered the Maximum numbers to be a stretch goal but achievable with a very high level of performance and execution.

Under the MIP for fiscal 2008, our Chief Executive Officer would receive an incentive payment equal to his base salary if Target performance was achieved, with an opportunity to receive an incentive payment equal to 200% of his base salary if Maximum performance was achieved. In the case of our Executive Vice Presidents, the incentive payment at Target was set at 50% of base salary, with an opportunity to earn an incentive equal to 100% of base salary if Maximum performance was achieved. All of our salaried employees were participants in the MIP for fiscal 2008. While the metrics were the same for all employees, the payout percentages were less for lower level employees. The differences in the payout percentages for employees at different levels of the organization were based on competitive market factors and the fact that employees at higher levels of our company have a greater ability to influence our company’s performance and therefore their total compensation should be more heavily contingent on company performance.

Using the two metrics, we created a matrix of bonus payouts at various combinations of the two metrics. Bonuses were not payable under our MIP if the Threshold performance level for either EBIT or same-store sales was not achieved. In addition, poor performance with respect to one performance measure affects the overall percentage payout even if the other performance measure is achieved at the Target level. For example, we had to achieve at least 75% of the Target level for EBIT in order for achievement of same-store sales above 100% of Target to produce a bonus payout at or above an executive’s target level, and vice versa.

Our results for fiscal 2008 were EBIT of $37.4 million (slightly above Threshold of $36.5 million) and same-store sales increase of 3.5% (above the Target of 3.0%). This resulted in a bonus payout of 85.3% of Target pursuant to the bonus matrix. Thus, the short-term incentive payouts for our executive officers were: $672,558 for Mr. Webb, $134,512 for Mr. Kerr and $211,610 for Mr. Smith.

Mr. Haverkost did not participate in the short-term incentive plan since he was not employed by us at the beginning of fiscal 2008. The Committee granted him a fiscal 2008 bonus of $200,000 in consideration of the compensation opportunities he forfeited when he resigned from his prior employer in order to join us.

In addition, Mr. Kerr received a guaranteed cash retention payment of $125,000 in March 2007. The Compensation Committee granted this benefit to Mr. Kerr in September 2005 while he was serving as our Vice President and Controller in order to encourage him to remain with us during a period when we needed to address many operating and financial challenges and the Chief Financial Officer position was vacant. Mr. Kerr fulfilled his obligations to earn this payment.

Long-term incentive compensation

For fiscal 2008, the Committee established a long-term incentive compensation program available to all of our employees at or above the “manager” level. For our Chief Executive Officer, the targeted long term incentive payment was valued at $1.2 million, and for our Executive Vice Presidents it was targeted at $500,000. However, Mr. Haverkost did not participate in this program since he joined us after the start of the fiscal year. Half of this payment was in the form of stock options, which vest 25% per year over four years and expire in seven years. All options granted by us have been granted as non-qualified stock options with an exercise price equal to the closing price of our common shares on the date of grant and, accordingly, will have value only if the market price of our common shares increases after that date. The other half was in the form of performance shares, with the performance metric being earnings per share (“EPS”). The Committee chose EPS as the metric because it directly aligns management with the interests of the shareholders. The performance shares were granted at the NYSE closing price at the date of grant, and to the extent earned, would vest 25% per year over four years. If the company achieved the performance target, the executive would receive the full grant of performance shares. However, if EPS was below the plan’s Threshold, none of the performance shares would be earned; if EPS was between Threshold and Target, some of the performance shares would be earned; and if EPS was above Target, the employee could earn up to 200% of his or her targeted performance shares. At Target, Mr. Webb would have earned 24,000 shares, Mr. Kerr 10,000 shares and Mr. Smith 10,000 shares.

The Threshold for earning any performance shares was set at EPS of 61 cents per share. Target had been set at 75 cents and Maximum had been set at 91 cents per share. The Committee purposefully set aggressive performance metrics in order to incentivize our managers to achieve strong performance, which would create substantial shareholder value even at Threshold performance. We earned 62 cents per share, or just over the Threshold. Thus, the executive officers and other employees receiving performance shares earned 7% of their performance shares. This amounted to 1,714 shares for Mr. Webb, 714 shares for Mr. Kerr and 714 shares for Mr. Smith.

For lower level employees, the target incentive payments were set at lower dollar values, time-based restricted shares were used in lieu of some or all of the performance shares, and the vesting periods were reduced. These differences, and the difference between the Chief Executive Officer and Executive Vice President target awards, were due to competitive market factors and recognition that higher level employees have a greater ability to influence company performance.

Comparison of Fiscal Year 2008 Compensation to Peer Group Data

The total compensation opportunities for our executive officers in fiscal 2008, assuming target performance, compared to our peer group as follows:

Mr. Webb — 25th percentile
Mr. Haverkost — Between 25th and 50th percentiles
Mr. Kerr — 25th percentile
Mr. Smith — Between 50th and 75th percentiles

The primary reason why most of our executive officers fall below the 50th percentile of our peer group is their short tenure in their current positions. Mr. Smith’s compensation was significantly influenced by his compensation at his former employer and the compensation package necessary to recruit him to our company. The Committee anticipates that our executive officers’ compensation opportunities will move closer to the peer group 50th percentile as they gain tenure with us, but we are likely to always have deviations from the 50th percentile since we consider factors other than peer group data. Moreover, actual compensation will most likely always deviate from the 50th percentile due to our “pay for performance” philosophy and the significant component of total compensation that is contingent on achievement of performance metrics.

Board Policies.  Pursuant to policies adopted by our Board of Directors, we make grants of equity-based awards to our executive officers, with the advance approval of our Compensation Committee, on the third full NYSE trading day following the next earnings release after that approval (unless the Compensation Committee selects another date that it has determined to be appropriate after consultation with legal counsel). The exercise price for stock options will be the closing price of our common shares as reported on the NYSE on the date of grant. Our Chief Executive Officer may approve grants to newly hired or promoted employees below the Vice President level, and the Chairperson of our Compensation Committee may approve grants to newly hired or promoted employees at the Vice President level, in each case subject to guidelines regarding such grants that are approved by our Compensation Committee. Annual grants to current employees and grants to newly hired or promoted employees above the Vice President level must be approved by our Compensation Committee at a meeting (and not by means of a unanimous consent resolution). The grant date for grants of equity-based awards to current employees and newly hired or promoted employees also will be the third full NYSE trading day following the next earnings release after approval (and also after the employment commencement or promotion date in the case of newly hired or promoted employees) unless the Compensation Committee selects another date as described above, and the exercise price for stock options will be the closing price of our common shares as reported on the NYSE on the date of grant. Other than pursuant to our equity award grant policy described above, whereby we generally will make equity-based awards only following a quarterly earnings release, we do not intentionally coordinate the grant of equity-based awards with the release of material non-public information. In the past, we have not intentionally coordinated the grant of equity-based awards with the release of material non-public information.

Although our Compensation Committee has the ability under the terms of our 1998 Incentive Compensation Plan to amend awards by waiving performance targets or accelerating the vesting of awards, our Compensation Committee has not exercised that discretion and does not currently intend to exercise that discretion.

Our Board has adopted, as part of its insider trading policy, prohibitions on short sales of our securities, purchases or sales of publicly traded options involving our securities, establishing margin accounts or otherwise pledging our securities, and hedging transactions involving our securities.

The Board has considered, but to date has not adopted, share ownership guidelines for our executive officers. The Board believes that the restricted stock and stock options held by each of our executive officers and other senior managers are sufficient to align their interests with shareholder interests. The Board has considered, but not imposed, clawback provisions on our executive officers but continues to monitor this issue.

Supplemental Retirement Benefit Plan.  We provide certain of our executive officers with a limited defined benefit retirement plan, known as the Jo-Ann Stores, Inc. Supplemental Retirement Benefit Plan (“SERP”). The Board’s practice has been to provide the SERP to our executive officers who have completed at least one year of service with us. Currently, Mr. Webb, Mr. Smith and Mr. Kerr are the only participants in the SERP. Our Compensation Committee added Mr. Kerr as a participant to the SERP on August 15, 2006, shortly after his promotion to an executive officer position, and added Mr. Webb and Mr. Smith as participants to the SERP on November 13, 2007, shortly after their first anniversaries with us. Mr. Haverkost will become eligible to participate in the SERP upon his first anniversary of employment with us on October 15, 2008, and he may be added to the SERP at or shortly after that time.

During fiscal 2008, our Compensation Committee re-evaluated our SERP, with the assistance of Watson Wyatt. The Committee asked Watson Wyatt to examine the SERP from the perspective of market prevalence and to provide advice to the Committee. As part of this evaluation, Watson Wyatt assessed SERP programs offered by peer companies in the context of our total executive remuneration programs and those of our peers. Watson Wyatt found that about one-third of our peer companies provide a SERP program to their executive officers, but also found that the benefits provided through our SERP are generally below market. After considering Watson Wyatt’s analysis and advice, and in particular taking into account the fact that we do not provide any other defined benefit pension plan to our executive officers, our Compensation Committee decided to retain the SERP, in its existing form, as an integral part of our long-term compensation program. The Committee believes that the SERP remains an important component of our overall executive benefits program, and assists us in recruiting and retaining executives.

In general, under our SERP a participant who retires at age 65 will receive his maximum supplemental retirement benefit amount, as established from time to time by the Compensation Committee, payable in 180 equal consecutive monthly installments. Upon retirement before age 65, a participant will be entitled to a supplemental early retirement benefit following 20 years of service or, if the participant has been employed by us for at least ten years, at age 55. Any supplemental early retirement benefit will be payable, beginning at age 65, and will be the maximum supplemental retirement benefit amount reduced by 5% a year (up to a maximum 50% reduction) for each year of retirement prior to age 65. A participant who becomes totally disabled, and whose employment ceases as a result of that total disability, will be eligible for a supplemental disability retirement benefit, payable in 240 equal consecutive monthly installments until the earlier of the participant’s recovery or until all such monthly payments have been made. Any supplemental disability retirement payments received by a participant will reduce the amounts payable upon a participant’s normal or early retirement. Upon the death of a participant after retirement or total disability, his or her designated beneficiaries will receive any remaining monthly installments. If a participant dies before retirement, no benefits are payable under the SERP.

The Compensation Committee has established the maximum supplemental retirement benefit amount for Mr. Webb at $750,000 and for each of Mr. Smith and Mr. Kerr at $600,000.

During fiscal 2008 we also reviewed our SERP for compliance with final regulations issued by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code. As a result of this review, our Board approved a number of changes to our SERP for the purposes of Section 409A compliance and in order to ease administration of the SERP. These amendments did not impact the benefits available to our executives under the SERP.

Deferred Compensation Plan.  We offer a Deferred Compensation Plan to our upper level management employees as part of our overall benefits package in order to be competitive with companies with which we compete for management talent. We believe that the Deferred Compensation Plan helps us recruit and retain high caliber management talent. Our Deferred Compensation Plan provides our executive officers and management team members with an opportunity to elect to defer receipt of cash compensation (base salary and annual bonus) for a period of years or until retirement up to a maximum of 75% of base salary and 100% of annual bonus. Participants can select from a variety of investment funds from which the earnings on their deferred cash compensation account will be determined. However, our obligations under our Deferred Compensation Plan are general unsecured obligations of Jo-Ann Stores. The first 4% of base salary that is deferred under our Deferred Compensation Plan is matched 50% by us, effectively resulting in a matching contribution of up to 2% of base salary. Our matching contribution is intended to compensate the plan participants who fall within the “highly compensated” definition under Internal Revenue Service regulations for their inability to obtain an equivalent match under our 401(k) Savings Plan due to restrictions imposed by federal law on 401(k) contributions by highly compensated employees.

Other Executive Officer Benefits and Perquisites.  We provide a benefits package to our executive officers intended to be competitive with the benefits packages, offered by peer companies and other companies with whom we compete for management talent. We feel that a competitive benefits package is an important factor in attracting and retaining high performing executives and managers. Our executive officers receive health, life and disability insurance coverage on the same basis as all of our employees, supplemental long-term disability insurance coverage, and matching contributions under our Deferred Compensation Plan and our 401(k) Savings Plan. Our executive officers were eligible to receive the following perquisites in fiscal 2008: an automobile allowance, an annual physical, and reimbursement for certain tax and financial planning expenses. For more information regarding the actual perquisites received by our current executive officers, see footnote 8 to the Summary Compensation Table on page 35 of this proxy statement.

Executive Officer Employment Agreements.  We have entered into employment agreements with each of our executive officers. These agreements specify the severance benefits each executive officer will receive in the event his employment is terminated by us without “cause” or by the executive for “good reason,” either before or after a “change of control.” For a description of the current terms of those employment agreements, see the section of this proxy statement titled “Executive Compensation — Current Executive Officer Employment Agreements” beginning on page 39 of this proxy statement.

Our Compensation Committee believes that the severance benefits included in our employment agreements with our executive officers are a necessary component of a competitive compensation program. The Committee, based upon advice from Watson Wyatt, believes that the structure of the employment agreements and the benefit amounts are not significantly different from the severance arrangements typically in place at other companies. The existence of these agreements does not impact the other compensation arrangements offered to our executives because it is not anticipated that these agreements will be triggered, and if they are triggered, the intent is to compensate the executive for lost future compensation following the termination date, rather than for the executive’s performance during the period of employment.

The severance benefits included in these agreements also are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders without undue concern over whether the transactions may jeopardize the executives’ own employment. These agreements further benefit us by imposing non-competition, confidentiality and non-solicitation obligations on the executives.

EXECUTIVE COMPENSATION

The following table sets forth information relating to compensation for the fiscal years ended February 2, 2008 and February 3, 2007 for our Chief Executive Officer, our Chief Financial Officer, all of our other executive officers employed by us as of the end of fiscal 2008 and our former Executive Vice President, Operations. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE

							Change in
						Cash	Value of
				Stock	Option	Incentive	SERP	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Benefits	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)(5)	($)(4)(5)	($)(6)	($)(7)	($)(8)	($)

Darrell Webb(9)	2008	$789,423	$0	$569,805	$460,508	$672,558	$88,741	$36,057	$2,617,092
Chairman of the Board,	2007	$403,846	$403,846	$380,710	$138,194	$0	$0	$202,242	$1,528,838
President and
Chief Executive Officer
Kenneth Haverkost(9)	2008	$115,385	$200,000	$43,439	$19,869	$0	$0	$174,048	$552,741
Executive Vice President,
Store Operations
James Kerr(9)	2008	$315,769	$125,000	$118,415	$181,078	$134,512	$4,192	$27,371	$906,337
Executive Vice President,	2007	$278,272	$100,000	$153,701	$62,606	$0	$41,916	$22,790	$659,285
Chief Financial Officer
Travis Smith(9)	2008	$496,635	$0	$233,669	$210,968	$211,610	$18,661	$27,956	$1,199,499
Executive Vice President,	2007	$246,635	$200,000	$148,448	$66,961	$0	$0	$185,768	$847,812
Merchandising and Marketing
David Holmberg(9)	2008	$312,019	$0	$210,903	$266,911	$0	$0	$1,050,127	$1,839,960
Former Executive Vice	2007	$434,135	$230,000	$336,874	$245,444	$0	$57,061	$29,039	$1,332,553
President, Operations

(1)	Includes amounts earned but deferred under our Deferred Compensation Plan and under Section 401(k) of the Internal Revenue Code. Fiscal 2008 was a 52-week year; fiscal 2007 was a 53-week year.

(2)	Mr. Haverkost received a guaranteed cash bonus of $200,000 for fiscal 2008 in consideration for compensation from his former employer that he forfeited upon joining us in October 2007. This amount represents bonus earned in the fiscal year indicated but paid in the subsequent fiscal year.

Mr. Webb received a guaranteed cash bonus of 100% of his actual earned salary for fiscal 2007, and Mr. Smith received a guaranteed cash bonus of $200,000 for fiscal 2007. These amounts represent bonuses earned in the fiscal year indicated but paid in the subsequent fiscal year. Mr. Holmberg and Mr. Kerr received guaranteed cash retention payments, which were paid 50% in May 2006 and 50% in November 2006. Mr. Kerr also received a $125,000 retention payment in March 2007 pursuant to a 2005 grant while he was serving as our Vice President and Controller, which grant was intended to encourage him to remain with us during a period when we needed to address many operating and financial challenges and the Chief Finanical Officer position was vacant.

(3)	Stock Awards include all compensation cost recognized in the financial statements for the indicated fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS No. 123R”) with respect to restricted stock granted during the indicated fiscal year and in previous years. On March 15, 2007, we granted each of our executive officers performance shares. Based upon the performance achieved by the company during fiscal 2008, each of these executive officers earned the following performance shares, which were converted to stock awards: Mr. Webb — 1,714 shares; Mr. Kerr — 714 shares; and Mr. Smith — 714 shares. Mr. Holmberg also was granted the opportunity to earn performance shares; his termination of employment forfeited his right to such shares. On December 3, 2007, Mr. Haverkost was granted 31,847 time-based restricted shares in connection with his commencement of employment with us. For fiscal 2007, each of these executive officers received the following grants of restricted stock on July 28, 2006: Mr. Webb — 100,000 shares and Mr. Kerr — 10,000 shares; and on August 4, 2006: Mr. Smith — 40,000 shares.

(4)	Option Awards include all compensation cost recognized in the financial statements for the indicated fiscal year in accordance with FAS No. 123R with respect to stock option grants during the indicated fiscal year and in prior years. For fiscal 2008, each of these executive officers received stock option grants to purchase the following number of shares on March 15, 2007: Mr. Webb — 68,337 shares; Mr. Kerr — 28,474 shares; Mr. Smith — 28,474 shares; Mr. Holmberg — 28,474 shares and on December 3, 2007: Mr. Haverkost — 45,771 shares. Mr. Holmberg’s resignation resulted in the forfeiture of his award. For fiscal 2007, each of these executive officers received stock option grants to purchase the following number of shares on July 28, 2006: Mr. Webb — 100,000 shares and Mr. Kerr — 25,000 shares; and on August 4, 2006: Mr. Smith — 50,000 shares.

(5)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in the 2008 Annual Report.

(6)	For fiscal 2008, each of these executive officers received the following performance-based cash bonus: Mr. Webb — $672,558; Mr. Kerr — $134,512; and Mr. Smith — $211,610.

(7)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. Under this plan, we expensed the following amounts for fiscal 2008: Mr. Webb — $88,741; Mr. Kerr — $4,192; and Mr. Smith — $18,661 and the following amounts for fiscal 2007: Mr. Holmberg — $57,061 and Mr. Kerr — $41,916.

(8)	The amounts in the All Other Compensation Column consist of the following compensation items:

							Matching
					Tax Planning		Contributions	Matching
		Group			Reimbursements		Under	Contributions	Car			Relocation
		Life	Insurance		and Gross-Up		Deferred	Under 401(k)	Allowance	Relocation		Reimbursements
		Insurance	Premiums		Payments		Compensation	Savings Plan	and Car	Allowance		and Gross-Up
Name	Year	($)	Paid ($)		($)		Plan ($)	($)	Usage ($)	($)		Payments ($)		Total ($)

Darrell Webb	2008	$888	$84		$4,307	(a)	$0	$2,865	$16,800	$0		$11,113	(b)	$36,057
	2007	$121	$0		$0		$0	$0	$8,400	$193,721	(f)	$0		$202,242

Kenneth Haverkost	2008	$35	$0		$0		$288	$0	$5,200	$150,000		$18,525	(c)	$174,048

James Kerr	2008	$470	$228		$0		$8,808	$2,265	$15,600	$0		$0		$27,371
	2007	$279	$0		$0		$5,660	$2,901	$13,950	$0		$0		$22,790

Travis Smith	2008	$362	$21		$0		$0	$0	$15,600	$0		$11,973	(d)	$27,956
	2007	$67	$0		$0		$0	$0	$7,800	$177,901		$0		$185,768

David Holmberg	2008	$786	$719		$0		$6,423	$1,899	$40,300	$0		$0		$1,050,127	(g)
	2007	$450	$1,811	(e)	$0		$8,904	$2,274	$15,600	$0		$0		$29,039

(a)	$1,807 out of $4,307 represents tax gross-up payments for tax planning services.

(b)	The total amount of $11,113 consists of $9,580 paid as relocation reimbursements and $1,533 representing tax gross-up payments for relocation reimbursements. $2,987 out of the $9,580 in relocation reimbursement was for fiscal 2007 expenses but was paid in fiscal 2008. $1,261 out of the $1,533 in tax gross-up payments related to fiscal 2007 expenses but was paid in fiscal 2008.

(c)	The total amount of $18,525 consists of $12,606 paid as relocation reimbursements and $5,919 representing tax gross-up payments for relocation reimbursements.

(d)	$3,548 out of $11,973 was for fiscal 2007 expenses but was paid in fiscal 2008.

(e)	$677 out of $1,811 represents tax gross-up payments for COBRA payments.

(f)	The total amount of $193,721 consists of $191,608 paid as relocation reimbursements and $2,113 representing tax gross-up payments for relocation reimbursements.

(g)	Effective August 10, 2007, Mr. Holmberg resigned as our Executive Vice President, Operations. Pursuant to a letter agreement dated September 12, 2007, implementing his pre-existing employment agreement, Mr. Holmberg received a lump sum payment equal to 24 months of his base salary. This payment amounted to $1,000,000.

(9)	Mr. Webb joined us and assumed the position of Chairman, President and Chief Executive Officer as of July 24, 2006. Mr. Kerr was promoted to the position of Executive Vice President, Chief Financial Officer as of July 31, 2006 from his former position as Vice President, Controller. Mr. Smith joined us and assumed the position of Executive Vice President, Merchandising and Marketing as of July 31, 2006. Mr. Holmberg resigned as Executive Vice President, Operations as of August 10, 2007. Mr. Haverkost joined us and assumed the position of Executive Vice President, Store Operations as of October 15, 2007.

The following table provides information relating to stock and option awards granted under our 1998 Incentive Compensation Plan during fiscal 2008 to the named executive officers.

FISCAL 2008 GRANTS OF PLAN-BASED AWARDS

							All Other
							Options
						All Other	Awards:
						Stock	Number of		Grant Date
			Estimated Future Payouts Under			Awards:	Common	Exercise or	Fair Value
		Grant	Performance Share Grants			Number of	Shares	Base Price	of Stock and
		Date for	Below			Common	Underlying	of Option	Option
Name	Approval Date	Options	Threshold	Target	Maximum	Shares (#)	Options (#)	Awards ($/Sh)	Awards(1)

Darrell Webb	01/22/08	03/15/07	0	24,000	48,000	N/A	68,337	$25.00	$640,642
Kenneth Haverkost	11/13/07	12/03/07	N/A	N/A	N/A	31,847	45,771	$15.70	$749,981
James Kerr	01/22/08	03/15/07	0	10,000	20,000	N/A	28,474	$25.00	$266,934
Travis Smith	01/22/08	03/15/07	0	10,000	20,000	N/A	28,474	$25.00	$266,934
David Holmberg	01/22/08	03/15/07	0	10,000	20,000	N/A	28,474	$25.00	$249,084

(1)	Stock and Option Awards are valued in accordance with FAS No. 123R.

Our Compensation Committee must approve equity grants to executive officers, and the grant date is the third NYSE trading day following our next quarterly earnings release pursuant to the Rules adopted by the Compensation Committee under our 1998 Incentive Compensation Plan (unless the Compensation Committee selects another date). The indicated approval dates are the dates when Compensation Committee meetings took place at which the grants were approved. The indicated grant dates are the dates that are the third NYSE trading date following the earnings release that next followed the approval date.

Performance shares represent a contingent right to receive a common share, on a one-for-one basis, upon achievement of certain performance-based criteria. The original grants dated March 15, 2007 were for up to the maximum performance shares (assuming achievement of the performance-based criteria at the “Maximum” level). To the extent the performance shares were earned, they would vest 25% per year over four years, beginning one year after the original grant date. Actual performance shares earned were 7% of the “Target” grant, or 1,714 shares for Mr. Webb, 714 shares for Mr. Kerr and 714 shares for Mr. Smith, which are disclosed in the Summary Compensation Table in the column titled “Stock Awards.” For a description of the terms of the grants set forth in the Fiscal 2008 Grants of Plan-Based Awards Table, see “Compensation Discussion and Analysis — Fiscal Year 2008 Compensation Decisions and Results — Long-Term Incentive Compensation” on page 30.

The following table sets forth information relating to all of our named executive officers’ outstanding equity-based awards as of the end of fiscal 2008 (February 2, 2008).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2008)

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
					Units of	Units of
			Option	Option	Stock That	Stock That
	Number of Securities Underlying Unexercised Options (#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(6)

Darrell Webb(1)					76,714	$983,473
Darrell Webb(1)	25,000	75,000	$14.05	07/28/2013
Darrell Webb(1)	0	68,337	$25.00	03/15/2014
Kenneth Haverkost(2)					31,847	$408,279
Kenneth Haverkost(2)	0	45,771	$15.70	12/03/2014
James Kerr(3)					20,604	$264,143
James Kerr(3)	2,000	0	$25.41	03/06/2008
James Kerr(3)	5,000	0	$18.91	10/02/2008
James Kerr(3)	4,000	0	$14.31	12/16/2008
James Kerr(3)	4,000	0	$10.94	12/07/2009
James Kerr(3)	6,000	0	$16.80	03/06/2010
James Kerr(3)	0	16,000	$12.42	11/18/2012
James Kerr(3)	6,250	18,750	$14.05	07/28/2013
James Kerr(3)	0	28,474	$25.00	03/15/2014
Travis Smith(4)					30,714	$393,753
Travis Smith(4)	12,500	37,500	$14.22	08/04/2013
Travis Smith(4)	0	28,474	$25.00	03/15/2014
David Holmberg(5)	0	0	0	0

(1)	During fiscal 2008, Mr. Webb was granted 68,337 option awards and 1,714 performance shares, which were converted to stock awards. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Webb also has unvested option awards at the end of fiscal 2008: 25,000 will vest on each of July 28, 2008, 2009 and 2010. From prior year grants, Mr. Webb also has unvested stock awards at the end of fiscal 2008: 25,000 will vest on each of July 28, 2008, 2009 and 2010.

(2)	On December 3, 2007, Mr. Haverkost was granted 45,771 option awards and 31,847 stock awards in connection with his commencement of employment with us. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the date of grant.

(3)	During fiscal 2008, Mr. Kerr was granted 28,474 option awards and 714 performance shares, which were converted to stock awards. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Kerr also had unvested option awards at the end of fiscal 2008: 6,250 will vest on each of July 28, 2008, 2009 and 2010; 8,000 will vest on each of March 1, 2009 and 2010. From prior year grants, Mr. Kerr also had unvested stock awards at the end of fiscal 2008: 5,000 vested on March 1, 2008, 1,300 vested on March 4, 2008, 1,600 vested on March 5, 2008, 690 vested on March 6, 2008, 1,300 will vest on March 4, 2009, 5,000 will vest on each of July 28, 2009 and 2010.

(4)	During fiscal 2008, Mr. Smith was granted 28,474 option awards and 714 performance shares, which were converted to stock awards. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Smith also has unvested option awards at the end of fiscal 2008: 12,500 will vest on each of August 4, 2008, 2009 and 2010. From prior year grants, Mr. Smith also has unvested stock awards at the end of fiscal 2008: 10,000 will vest on each of August 4, 2008, 2009 and 2010.

(5)	During fiscal 2008, Mr. Holmberg was granted 28,474 option awards, which were to become exercisable in four equal annual installments commencing one year after the date of grant. Mr. Holmberg forfeited these options when he terminated employment with us. During fiscal 2008, Mr. Holmberg also was granted the opportunity to earn performance shares under our fiscal 2008 long-term incentive program; he forfeited his right to such shares upon his termination of employment. Upon his resignation, Mr. Holmberg did not have any vested outstanding option awards or outstanding stock awards from prior year grants and his resignation resulted in the forfeiture of all unvested option and stock awards.

(6)	The market value at our fiscal year end was $12.82.

The following table provides information relating to aggregate stock option exercises and aggregate stock awards vested, including in each case the value realized upon exercise or vesting, during fiscal 2008 for the named executive officers.

FISCAL 2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Darrell Webb	0	$0	25,000	$601,500
Kenneth Haverkost	0	$0	0	$0
James Kerr	0	$0	7,290	$159,606
Travis Smith	0	$0	10,000	$237,300
David Holmberg	0	$0	12,500	$276,375

The following table provides information relating to the present value of the accumulated benefit under the SERP for the named executive officers. None of the named executive officers received any payments under the SERP during the last fiscal year.

FISCAL 2008 PENSION BENEFITS

			Payments
		Present Value of	During
		Accumulated	Last
		Benefit	Fiscal Year
Name	Plan Name	($)(1)	($)

Darrell Webb	Supplemental Retirement Benefit Plan	$88,741	$0
Kenneth Haverkost(2)	Supplemental Retirement Benefit Plan	N/A	N/A
James Kerr	Supplemental Retirement Benefit Plan	$46,108	$0
Travis Smith	Supplemental Retirement Benefit Plan	$18,661	$0
David Holmberg(2)	Supplemental Retirement Benefit Plan	N/A	N/A

(1)	The present value represents the required balance when the participant reaches age 65, discounted at an interest rate of 10%.

(2)	Mr. Haverkost will not be eligible to participate in the SERP until one year from his date of hire. Mr. Holmberg ceased to participate in the SERP upon his termination of employment with us.

The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. The SERP is described in more detail under the heading “Compensation Discussion and Analysis — Fiscal Year 2008 Compensation Decisions and Results — Supplemental Retirement Benefit Plan” on page 31. None of the named executive officers currently is eligible for early retirement under the SERP.

The following table provides information relating to the contributions to, earnings on, withdrawals and distributions from, and fiscal year-end balances in our Deferred Compensation Plan for the named executive officers.

FISCAL 2008 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Matching	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	Last FY ($)(1)	Last FY ($)	Distributions ($)	Last FYE ($)

Darrell Webb	n/a	n/a	n/a	n/a	n/a
Kenneth Haverkost	$2,885	$288	$(33)	$0	$3,140
James Kerr	$17,615	$8,808	$1,336	$17,642	$38,910
Travis Smith	n/a	n/a	n/a	n/a	n/a
David Holmberg(2)	$12,846	$6,423	$2,742	$0	$118,405

(1)	Matching Contributions also appear in the Summary Compensation Table on page 34 in the column titled “All Other Compensation.”

(2)	Mr. Holmberg resigned as Executive Vice President, Operations as of August 10, 2007. In accordance with the terms of the plan, Mr. Holmberg’s balance will be distributed to him in April 2008.

Our Deferred Compensation Plan is described in more detail under the heading “Compensation Discussion and Analysis — Fiscal Year 2008 Compensation Decisions and Results — Deferred Compensation Plan” on page 32.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Current Executive Officer Employment Agreements.  We have entered into employment agreements with each of our current executive officers (singularly, an “Executive” and collectively, the “Executives”) that are designed to provide for continuity of management, including in the event of any actual or threatened change in control of Jo-Ann Stores. In February 2008, we entered into new employment agreements with Messrs. Webb, Kerr and Smith, replacing employment agreements that were in effect at the end of fiscal 2008. These amended employment agreements were entered into because the former employment agreements were not compliant with final regulations issued in 2007 by the Internal Revenue Service pursuant to Section 409A of the Code. Mr. Haverkost entered into a new employment agreement when he joined the company, the terms of which are identical to the amended agreements with Messrs. Webb, Kerr and Smith, unless otherwise specified below. The following descriptions are of the amended agreements, with significant differences from the prior agreements highlighted.

The employment agreements apply if an Executive has a “Separation from Service” (as defined in the employment agreement) that occurs during the term of the applicable agreement.

The employment agreements will become operative if the Executive’s Separation from Service is by us “Without Cause” or by the Executive for “Good Reason” (in each case as defined in the employment agreement). If the employment agreement becomes operative, the Executive will be entitled to certain severance payments and group term life insurance coverage, and will be eligible for medical and dental insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The amount of the severance payments and the length of time that group term life insurance coverage will continue vary depending upon whether the Separation from Service occurs before or after a “Change of Control” of Jo-Ann Stores (as defined in the employment agreement).

If an Executive becomes entitled to benefits under his employment agreement before a Change of Control, he will be entitled to continued payments of base salary equal to two years of base salary in the case of Mr. Webb and eighteen months of base salary in the case of Messrs. Kerr, Smith and Haverkost. The Executive also will receive a pro rata bonus for that part of the current year that ends on the date of the Separation from Service. In addition, for Messrs. Webb and Smith, their initial grants of 100,000 and 40,000 restricted shares, respectively, and 100,000 and 50,000 stock options, respectively, that they received upon joining us, will become fully vested (25% of each of which has already become vested). The Executives also will be entitled to continued group term life insurance coverage for the same periods as their salary continuation, and will be eligible for up to eighteen months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the Executive becomes eligible for similar benefits with another employer.

In the event that an Executive becomes entitled to benefits under his employment agreement after a Change of Control, the Executive will be entitled to prompt payment of (a) a lump sum equal to three times the sum of his base salary plus bonus in the case of Messrs. Webb and Smith and two times the sum of his base salary plus bonus in the case of Messrs. Kerr and Haverkost, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the date of the Separation from Service. In addition, the Executive’s restricted shares and stock options will become fully vested. The Executive also will receive continued group term life insurance coverage for three years in the case of Messrs. Webb and Smith, and two years in the case of Messrs. Kerr and Haverkost, and will eligible for up to eighteen months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the Executive becomes eligible for similar benefits with another employer.

The former employment agreements with Messrs. Webb, Smith and Kerr provided for continued company-subsidized group medical and dental insurance coverage, which is not provided for in the current employment agreements. Under the former agreements, for a Separation from Service prior to a Change of Control, Mr. Webb was to receive 24 months of coverage, while Messrs. Smith and Kerr were to receive 18 months of coverage. Under the former agreements, for a Separation from Service subsequent to a Change of Control, Messrs. Webb and Smith were to receive 36 months of coverage, and Mr. Kerr 24 months of coverage. In lieu of such coverage, the current employment agreements provide for additional cash payments; if the Separation from Service occurs prior to a Change of Control the payment will be $43,200 for Mr. Webb, and $46,367 for each of Mr. Kerr and Mr. Smith; if the Separation from Service occurs subsequent to a Change of Control the payment will be $64,799 for Mr. Webb, $61,823 for Mr. Kerr and $92,735 for Mr. Smith. These amounts are an estimate of the cost to Messrs. Webb, Kerr and Smith of replacing the company-subsidized group medical/dental insurance coverage under his former agreement with an individual medical/dental policy, plus a tax-gross up.

The employment agreements also provide that if any payments to an Executive in connection with a Change of Control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, we will, in general, “gross up” the Executive’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the Executive do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the Executive will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross up” will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the Executive do exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the Executive will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and we will “gross up” the Executive’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments.

The Executives agreed to non-competition, confidentiality and non-solicitation covenants in the employment agreements.

Agreement with Mr. Holmberg.  On September 12, 2007, we entered into a letter agreement with Mr. Holmberg regarding the termination of his employment with us. Pursuant to the letter agreement,

Mr. Holmberg received a lump sum payment equal to 24 months of his base salary and car allowance and will receive continued health and life insurance coverage for up to two years after his termination date (August 10, 2009) or until he becomes eligible to receive insurance coverage from another employer, whichever is earlier. Mr. Holmberg was permitted to exercise any stock options that were vested as of August 10, 2007 during the 90-day period following his termination date. He also received outplacement assistance for up to one year following his termination date. This letter agreement replaced and superseded Mr. Holmberg’s employment agreement and another agreement in effect at the time of his termination (which were both described on pages 32-35 of our 2007 proxy statement). The termination benefits Mr. Holmberg received under the September 12, 2007 letter agreement were substantially the same as the benefits he was entitled to receive under the prior agreements.

The foregoing descriptions of our executive officer employment agreements are qualified in their entirety by reference to the actual employment agreements, which were filed as exhibits to our Current Reports on Form 8-K dated November 19, 2007 and February 19, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 3, 2007.

The following table sets forth the amounts that would be payable under our named executive officers’ respective employment agreements and the SERP as if a “triggering event” had occurred on February 2, 2008, the last day of our fiscal 2008, in accordance with SEC requirements. Thus, in the case of Messrs. Webb, Kerr and Smith, it is based on their former employment agreements, not the amended agreements they entered into in early fiscal 2009. Basing the table on the amended agreements would not have materially changed the “Total” numbers. Mr. Holmberg was no longer employed by us on February 2, 2008, and, therefore, is not included in this table. As described above, a “triggering event” under the employment agreements is a Separation from Service by us “Without Cause” or by the Executive for “Good Reason,” either before or after a “Change of Control,” or upon the death or disability of the executive officer. A “triggering event” under the SERP is upon retirement at age 65, early retirement, total disability or death.

Employment Agreement Table — Current Executive Officers

				Value Realized Upon
				Vesting of
				Equity-Based	All	Tax
	Salary(1)	Bonus(2)	SERP(3)	Awards(4)	Other(5)	Gross-Ups(6)	Total

Darrell Webb
Before Change of Control	$1,600,000	$800,000	$0	$869,250	$42,784	$0	$3,312,034
After Change of Control	$2,400,000	$3,200,000	$0	$1,269,180	$76,676	$2,491,810	$9,437,666
Death/Disability	$0	$0	$0	$668,681	$0	$0	$668,681
Kenneth Haverkost
Before Change of Control	$562,500	$200,000	$0	$0	$25,695	$0	$788,195
After Change of Control	$750,000	$600,000	$0	$408,279	$25,926	$0	$1,784,205
Death/Disability	$0	$0	$0	$35,471	$0	$0	$35,471
James Kerr
Before Change of Control	$480,000	$160,000	$0	$0	$37,890	$0	$677,890
After Change of Control	$640,000	$480,000	$0	$397,110	$42,186	$0	$1,559,296
Death/Disability	$0	$0	$0	$235,018	$0	$0	$235,018
Travis Smith
Before Change of Control	$750,000	$250,000	$0	$332,100	$37,713	$0	$1,369,813
After Change of Control	$1,500,000	$1,000,000	$0	$512,800	$50,425	$1,021,271	$4,084,496
Death/Disability	$0	$0	$0	$267,183	$0	$0	$267,183

(1)	Represents salary received upon involuntary Separation from Service. If Separation from Service occurs prior to a Change of Control, Mr. Webb will receive continued payments of base salary for two years and Messrs. Kerr, Smith and Haverkost will receive continued payments of base salary for eighteen months. If Separation from Service occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their base salary and Mr. Kerr and Mr. Haverkost will receive a lump sum equal to two times their base salary. There is no salary payment, other than earned but unpaid salary, if Separation from Service is due to death/disability.

(2)	Represents bonus received upon Separation from Service. If Separation from Service occurs prior to a Change of Control, each Executive will receive a pro rata bonus for that part of the current year that ends on the termination date. If Separation from Service occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their bonus (calculated as provided in their employment agreements) and Mr. Kerr and Mr. Haverkost will receive a lump sum equal to two times their bonus (calculated as provided in their employment agreements). In addition, each Executive will receive a pro rata bonus for that part of the current year that ends on the Separation from Service date. There is no bonus payment if Separation from Service is due to death/disability.

(3)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. Messrs. Webb, Kerr and Smith have not met the eligibility criteria for a SERP payout at our fiscal year end. Mr. Haverkost will not be eligible to participate in the SERP until one year from his date of hire.

(4)	Represents value realized upon vesting of equity-based awards. If Separation from Service occurs prior to a Change of Control, Mr. Webb’s July 28, 2006 grant of 100,000 stock options and 100,000 restricted shares will automatically vest and Mr. Smith’s August 4, 2006 grant of 50,000 stock options and 40,000 restricted shares will automatically vest (25% of each of which has already become vested). If Separation from Service occurs after a Change of Control, all unvested stock options and stock awards held by the Executives will vest. For the performance shares granted on March 15, 2007, value realized is at target. Under the terms of the 1998 Incentive Compensation Plan, unless otherwise determined by the Compensation Committee, all grantees’, including each of our executive officer’s, unvested stock options and stock awards will vest upon a “Change in Control” (as defined in the 1998 Incentive Compensation Plan). If termination is due to death/disability, a pro rata portion of the unvested stock awards will vest.

(5)	Represents continued medical, dental, life insurance coverage and outplacement services. Pursuant to the employment agreements in effect at the end of fiscal 2008, if termination occurs prior to a Change of Control, Mr. Webb will receive continued medical, dental and life insurance coverage for two years; Mr. Kerr and Mr. Smith will receive continued medical, dental and life insurance coverage for eighteen months. Mr. Haverkost will not receive continued medical and dental coverage, but will receive life insurance coverage for eighteen months. If termination occurs after a Change of Control, Mr. Webb and Mr. Smith will receive continued medical, dental and life insurance coverage for three years; and Mr. Kerr will receive continued medical, dental and life insurance coverage for two years. Mr. Haverkost will not receive continued medical and dental coverage, but will receive life insurance coverage for two years. As discussed above, under the amended employment agreements that became effective in early fiscal 2009, Messrs. Webb, Kerr and Smith will no longer receive continued medical and dental coverage, but will receive additional severance compensation in lieu thereof. There is no continuation of medical, dental or life insurance coverage if Separation from Service is due to death/disability. Following Separation from Service, each Executive will receive outplacement services.

(6)	Tax gross-up estimates were provided by the Board’s outside compensation consultant. For a description of the calculation of gross-up payments, see the section of this proxy statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 39. The actual gross-up payments that may be made will depend upon the facts and circumstances existing at the time of the related Separation from Service.

DIRECTOR COMPENSATION

Our fiscal 2008 compensation program for each non-employee director (other than Mr. Rosskamm, as discussed below) consisted of cash compensation (some or all of which each director had the option to convert into deferred stock units) and grants of restricted stock units. We also make a stock option grant to a director upon his or her initial election to our Board. During fiscal 2007, the Compensation Committee engaged Watson Wyatt to conduct a competitive assessment of our non-employee director compensation program. Based on the results of the assessment and the increasing duties of our directors, the Compensation Committee adopted changes to the non-employee director compensation program, effective as of the second quarter of fiscal 2008, and adopted share ownership guidelines for our directors. Both the program in effect prior to the second quarter of fiscal 2008 and our new program are described below:

Cash	Current Program	Prior Program
• Retainer	$70,000 annually	$30,000 annually
• Committee chair retainer — Audit	$15,000 annually	$7,500 annually
• Committee chair retainer — Other	$10,000 annually	$7,500 annually
• Lead director retainer	$35,000 annually	$7,500 annually
• Meeting fees	Eliminated	$2,000 per day
• Telephonic meeting fees	Eliminated	$1,000 per day
Deferred stock	Voluntary Election Option	Voluntary Election Option
Stock options
• Upon election	10,000 shares	10,000 shares
Restricted stock and restricted stock units (RSUs)
• Annual grant	$120,000 per year RSUs	$85,000 per year Restricted Stock
• Subsequent 10 year anniversaries	$120,000 RSUs	$85,000 Restricted Stock

Cash compensation.  Under the new program, each non-employee director receives cash compensation at a rate of $70,000 per year. The lead director receives an additional annual retainer of $35,000 per year. The Audit Committee chairperson receives an additional annual retainer of $15,000 and other committee chairpersons receive an additional annual retainer of $10,000. Directors’ fees (including the retainers) are paid quarterly. Director fees during the first quarter of fiscal 2008 were based on the prior program; director fees during the remainder of fiscal 2008 were based on the current program.

Deferred stock.  Non-employee directors may elect to convert their cash compensation into deferred stock units. Under this feature, each year non-employee directors can make an irrevocable election to convert a percentage (0% to 100% in 25% increments) of their cash compensation for the next calendar year into deferred stock units. The conversion of cash compensation to deferred stock units is based on the closing market price of our common shares on the date the cash compensation would have been payable if it were paid in cash. These deferred stock units are credited to an account of each non-employee director, although no stock is issued until the earlier of an elected distribution date as selected by the non-employee director or retirement.

Stock options.  Each non-employee director receives a stock option grant for 10,000 common shares on the third full NYSE trading day following the earnings release which follows commencement of service as a director. These options have a term of seven years and become exercisable as to one-fourth of the options on each of the first four anniversaries of the grant date. All options become exercisable upon a Change of Control and all option grants made after June 19, 2007 will become exercisable upon a termination of service as a director for any reason other than cause.

A total of 2,218,108 common shares are currently available for stock awards under the 1998 Incentive Compensation Plan. The 1998 Incentive Compensation Plan is the same plan used to grant stock options and restricted stock awards to executive officers and other management team members. On April 2, 2008, our

Board of Directors approved, subject to shareholder approval, the 2008 Incentive Compensation Plan to succeed our 1998 Incentive Compensation Plan, which will expire on June 3, 2008.

Restricted stock and restricted stock units (RSUs).  Non-employee directors receive annual grants of restricted stock units with a market value on the grant date of $120,000. In addition, each non-employee director receives “tenth anniversary” grants of restricted stock units with a market value on the grant date of $120,000. The grants are awarded as follows:

•	for non-employee directors whose service as a director commenced on or prior to September 9, 1999, the “tenth anniversary” grant will be made on the first window period date on or after September 9, 2009 and on the first window period date on or after each tenth anniversary thereof.

•	for non-employee directors whose service as a director commenced subsequent to September 9, 1999, the “tenth anniversary” grant will be made on the first window period date on or after the tenth anniversary of the director’s election to the Board, and on the first window period date on or after each tenth anniversary thereof.

The restrictions on non-employee director restricted stock units will expire in full one year after grant or upon a Change of Control, with expiration of the restrictions accelerated with respect to a pro rata portion of the RSUs upon termination of Board service for reasons other than cause. Upon expiration of the restrictions, each RSU is converted to one common share.

Mr. Rosskamm’s Employment Agreement.  On July 24, 2006, as a result of the appointment of Mr. Webb as Chairman, President and Chief Executive Officer, Mr. Rosskamm ceased to occupy those positions, but remains one of our directors. As provided for under Mr. Rosskamm’s employment agreement, we will pay Mr. Rosskamm a continuing base salary at a rate of $750,000 per year and provide health and life insurance coverage until the third anniversary of the date of his resignation (July 24, 2009). Under the terms of the 1998 Incentive Compensation Plan, Mr. Rosskamm’s service as a director will constitute continuing service for purposes of the vesting and exercise of his previously issued stock and option grants. Pursuant to Mr. Rosskamm’s employment agreement, for the three years during which he receives salary continuation, he will not be entitled to receive fees, options or stock commonly provided to non-employee directors.

Mr. Webb does not receive additional remuneration for his service as a director.

The following table summarizes the cash paid and equity granted to our non-employee directors for board service during fiscal 2008 pursuant to the above described programs. These numbers differ from numbers in the “Fiscal 2008 Director Compensation” table set forth below because that table includes expenses recorded by us with respect to prior year equity grants in accordance with applicable accounting rules, and Mr. Rosskamm’s salary continuation payments.

	Cash Retainers
	(Including Lead
	Director and
	Committee Chair
	Retainers and First	Restricted Stock Units
	Quarter Meeting		Grant Date Fair	Grant Date Fair
Name	Fees	#	Market Value	Market Value

Scott Cowen	$89,125	4,006	$29.96	$120,000
Ira Gumberg	$65,000	4,006	$29.96	$120,000
Patricia Morrison	$74,375	4,006	$29.96	$120,000
Frank Newman	$66,000	4,006	$29.96	$120,000
Beryl Raff	$74,375	4,006	$29.96	$120,000
Alan Rosskamm	$0	0	N/A	$0
Tracey Travis	$73,500	4,006	$29.96	$120,000
Gregg Searle	$101,625	4,006	$29.96	$120,000

Share Ownership Guidelines.  The Compensation Committee has adopted share ownership guidelines for non-employee directors equal to two times the annual cash retainer. A director has five years to meet the requirement from the later of the date of adoption of the guidelines or his or her date of election to the Board. For purposes of the guidelines, share ownership includes shares owned outright or in a deferred compensation plan, vested restricted stock units and restricted stock, and the in-the-money value of vested stock options.

The following table sets forth the fees paid in cash to our non-employee directors for board service during fiscal 2008, amounts recorded for financial reporting purposes in fiscal 2008 relating to restricted stock unit awards made during fiscal 2008 and restricted stock awards made in prior years, amounts recorded for financial reporting purposes for stock option awards made in prior years, and amounts paid to Mr. Rosskamm pursuant to his employment agreement. For a more detailed description of the amounts presented in this table, please read the footnotes below and the preceding discussion of director compensation. Neither Mr. Rosskamm nor Mr. Webb received any compensation for services as a director during fiscal 2008.

FISCAL 2008 DIRECTOR COMPENSATION

		Amounts Recorded
		for Current Year	Amounts Recorded
		and Prior Year	for Prior Year
	Fees Earned or	Stock Awards	Option Awards	All Other
Name	Paid in Cash ($)(1)	($)(2)(4)	($)(3)(4)	Compensation ($)		Total ($)

Scott Cowen	$89,125	$143,895	$49,984	$0		$283,004
Ira Gumberg	$65,000	$143,895	$49,984	$0		$258,879
Patricia Morrison	$74,375	$169,606	$50,683	$0		$294,664
Frank Newman	$66,000	$143,895	$49,984	$0		$259,879
Beryl Raff	$74,375	$144,905	$49,984	$0		$269,264
Alan Rosskamm	$0	$263,240	$4,287	$760,402	(5)	$1,027,929
Tracey Travis	$73,500	$172,792	$50,949	$0		$297,241
Gregg Searle(6)	$101,625	$143,895	$49,984	$0		$295,504

(1)	Each non-employee director received a retainer fee in the amount of $52,500 for the second quarter through the fourth quarter of fiscal 2008 with the exception of Mr. Searle, who received a retainer fee in the amount of $17,500 for the second quarter of fiscal 2008, and Mr. Rosskamm, who does not receive director fees. During the first quarter of fiscal 2008, each non-employee director received a retainer fee in the amount of $7,500 and received regular and telephonic meeting fees for each day of attendance at Board meetings and/or meetings of the committees on which he or she serves, with the exception of Mr. Rosskamm. Dr. Cowen received an additional partial year Lead Director retainer fee in the amount of $17,500 and a partial year Audit Committee chairperson retainer fee in the amount of $5,625. Ms. Travis received an additional partial year Audit Committee chairperson retainer fee in the amount of $7,500. Ms. Raff and Ms. Morrison received additional committee chairperson retainer fees in the amount of $9,375 each. Mr. Searle received a partial year Lead Director retainer fee in the amount of $10,625. In addition, the Board approved a payment of $60,000 to Mr. Searle as compensation for extraordinary Lead Director service during fiscal 2007 and 2008, when our CEO transition and other issues required him to devote substantially more of his time to our company than would normally be expected of a lead director. The following non-employee directors elected to convert a portion of their cash compensation into deferred stock units: Mr. Newman — 50% cash, 50% stock from June 2006 through June 2007; Ms. Travis — 75% cash, 25% stock from June 2006 through June 2007.

(2)	The grant date fair value for all stock awards granted during fiscal 2008 was $120,000 per director. Our Compensation Committee adopted new vesting rules for restricted stock and restricted stock units during fiscal 2008. The new rules accelerate the vesting of restricted awards upon termination of Board service for reasons other than cause. In addition to expenses recorded by us in connection with fiscal 2008 restricted stock unit awards, the numbers in this column include all of the previously unrecorded expense from previously granted stock awards when the new vesting rule was adopted. The following expense was recorded for each Director for fiscal 2008 with respect to stock awards granted in prior years: Dr. Cowen — $69,129, Mr. Gumberg — $69,129, Ms. Morrison — $94,840, Mr. Newman — $69,129, Ms. Raff —

$70,139, Mr. Rosskamm — $263,240, Ms. Travis — $98,026, and Mr. Searle — $69,129. At fiscal year-end the number of outstanding restricted stock awards including restricted stock units were as follows: Dr. Cowen — 9,754, Mr. Gumberg — 9,754, Ms. Morrison — 12,629, Mr. Newman — 9,754, Ms. Raff — 9,754, and Ms. Travis — 12,629. Mr. Rosskamm had 30,717 outstanding restricted stock awards, none of which he received for his service as a director.

(3)	We did not grant any stock option awards to non-employee directors during fiscal 2008. Our Compensation Committee adopted new vesting rules for stock option awards during fiscal 2008. The new rules accelerate the vesting of stock option awards upon termination of Board service for reasons other than cause. The numbers in this column consist solely of all of the previously unrecorded expense from previously granted stock options when our Compensation Committee adopted the new vesting rule.

(4)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in the accompanying 2008 Annual Report.

(5)	Pursuant to Mr. Rosskamm’s employment agreement, he received salary continuation in the amount of $750,000, medical and dental continuation in the amount of $8,130 and group life insurance paid on his behalf in the amount of $2,272.

(6)	Gregg Searle resigned from our Board of Directors effective August 1, 2007.

COMPENSATION COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee of the Board of Directors is appointed by the Board to discharge the Board’s responsibilities relating to compensation of Jo-Ann Stores’ directors and executive officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of Jo-Ann Stores. The Committee also is responsible for overseeing the preparation of, and reviewing, Jo-Ann Stores’ annual Compensation Discussion and Analysis and recommending that it be included in Jo-Ann Stores’ proxy statement, and producing this annual report for inclusion in Jo-Ann Stores’ proxy statement.

The Committee has reviewed and discussed the forgoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board that the forgoing Compensation Discussion and Analysis be included in the proxy statement for the 2008 Annual Meeting of Shareholders and be incorporated by reference into Jo-Ann Stores’ Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

This report has been submitted by the Compensation Committee, consisting of the following members:

Compensation Committee

Beryl Raff (Chairperson)
Scott Cowen
Patricia Morrison
Frank Newman

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company. During fiscal 2008, the Audit Committee met nine times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, other company officers, and the independent registered public accountants, prior to public release.

In discharging its oversight responsibility of the audit process, the Audit Committee obtained, from the independent registered public accountants, a formal written statement describing all relationships between the auditors and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accountants the quality and effectiveness of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed, both with the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

The Audit Committee received updates on legal issues from the company’s legal counsel and followed established procedures as to the intake and investigation of complaints relating to accounting or auditing matters.

The Audit Committee discussed and reviewed, with the independent registered public accountants, all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, ”Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of the company’s financial statements, maintaining the company’s system of internal controls over financial reporting and periodically evaluating the effectiveness of those controls. The independent registered public accountants have the responsibility for the examination of the company’s financial statements and auditing the effectiveness of the company’s internal controls over financial reporting. The Audit Committee reviewed and discussed with management and the independent registered public accountants the audited financial statements of the company, as of and for the fiscal year ended February 2, 2008, as well as the report of management and the opinion of the independent registered public accounting firm regarding the effectiveness of the company’s internal controls over financial reporting. As part of this review, the Audit Committee discussed the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Committee reviewed and discussed with management each of the company’s quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending January 31, 2009.

This report has been submitted by the Audit Committee, consisting of the following members:

Audit Committee

Tracey Travis (Chairperson)
Scott Cowen
Frank Newman

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
PERMITTED NON-AUDIT SERVICES

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for us. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

All services performed by the independent registered public accounting firm in fiscal 2008 were pre-approved by the Audit Committee.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the company for the fiscal years ending February 2, 2008 and February 3, 2007 by our principal accountants, Ernst & Young LLP (in thousands):

	Fiscal Year
	2008	2007

Audit Fees(1)	$792	$793
Audit-Related Fees(2)(5)	3	29
Tax Fees(3)(5)	35	120
All Other Fees(4)(5)	—	—

Total	$830	$942

(1)	Audit Fees include fees for professional services rendered by the principal accountant for the audit of our annual financial statements, review of financial statements included in our Form 10-Q filings, the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees include consultation on SEC registration statements and filings, and consultations on other financial accounting and reporting matters.

(3)	Tax Fees include fees billed for professional services relating to tax compliance, tax planning and consultations, reviews of tax returns and audit support.

(4)	All Other Fees are fees for other permissible work that do not meet the above category descriptions.

(5)	The Audit Committee has considered and concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from certain reporting persons that no additional reports were required, we believe that all our directors, executive officers and holders of more than 10% of the common shares complied with all Section 16(a) filing requirements during fiscal 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By the selection of our Audit Committee, the accounting firm of Ernst & Young LLP serves us as our independent registered public accountants. A representative of Ernst & Young LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he or she desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have with respect to the firm’s examination of our financial statements for the fiscal year ended February 2, 2008.

PROXY SOLICITATION COSTS

The proxies being solicited by this proxy statement are being solicited by us. We will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. We have engaged the services of The Altman Group to assist in the solicitation of proxies at an anticipated cost of $6,500 plus approved and reasonable out-of-pocket expenses. Further solicitation, if required, may be made by mail, telephone, telex, facsimile, other electronic means and personal conversation by our directors, officers and regularly engaged employees, without extra compensation. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 14, 2008 (except as otherwise noted), the amount of common shares beneficially owned by each person or group known to us to be beneficial owners of more than 5% of our common shares and the amount of common shares beneficially owned by (1) each of our directors and nominees for directors, (2) each of the executive officers named in the Summary Compensation Table not listed as a director and (3) all our current executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. There were 25,355,041 common shares outstanding as of April 14, 2008. Common shares each have one vote per share.

	Number of	Percent of
Name of	Common Shares	Class if 1%
Beneficial Owner	Beneficially Owned	or More

5% Owners
FMR LLC(1)	2,928,609	11.55%
First Pacific Advisors, LLC(2)	2,855,895	11.26%
Dimensional Fund Advisors LP(3)	2,043,938	8.06%
Tiger Consumer Management, LLC(4)	1,407,956	5.55%
Directors
Alan Rosskamm(5)(6)(7)	1,218,251	4.73%
Scott Cowen(8)	78,892	*
Joseph DePinto(9)	180	*
Ira Gumberg(10)	33,782	*
Patricia Morrison(11)	35,571	*
Frank Newman(12)	70,653	*
David Perdue(9)	0	*
Beryl Raff(13)	42,586	*
Tracey Travis(14)	41,823	*
Executive Officers
Darrell Webb(15)	265,075	1.04%
Kenneth Haverkost(16)	59,585	*
James Kerr(5)(17)	86,579	*
Travis Smith(18)	86,005	*
All Current Executive Officers and Directors as a Group (13 persons)(5)(19)	2,018,982	7.70%

*	Less than 1%

(1)	The common shares listed are reported on Schedule 13G, dated March 7, 2008, filed with the SEC with respect to holdings as of February 29, 2008. The mailing address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(2)	The common shares listed are reported on Schedule 13G, dated February 12, 2008, filed with the SEC with respect to holdings as of December 31, 2007. Beneficial ownership of First Pacific Advisors, LLC (“First Pacific”) includes 2,259,695 common shares with regard to which it has shared voting power and 2,855,895 common shares with regard to which it has shared dispositive power. Robert L. Rodriguez and J. Richard Atwood are part-owners and managing members of First Pacific. As controlling persons of First Pacific, Mr. Rodriguez and Mr. Atwood may be deemed to beneficially own 2,855,895 common shares owned by the clients of First Pacific but, pursuant to Rule 13d-4 of the Exchange Act they disclaim such beneficial ownership. Mr. Rodriguez’s beneficial ownership includes 261,500 common shares with regard to which he has sole voting and dispositive power, 2,259,695 common shares with regard to which he has shared voting power and 2,855,895 common shares with regard to which he has shared dispositive power. Mr. Atwood’s beneficial ownership includes 35,000 common shares with regard to which he has sole voting and dispositive power, 2,259,695 common shares with regard to which he has shared voting power and

2,855,895 common shares with regard to which he has shared dispositive power. The mailing address of First Pacific Advisors, LLC is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(3)	The common shares listed are reported on Schedule 13G/A, dated February 6, 2008, filed with the SEC with respect to holdings as of December 31, 2007. The mailing address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)	The common shares listed are reported on Schedule 13G, dated February 14, 2008, filed with the SEC with respect to holdings as of December 31, 2007. Tiger Consumer Management, LLC and Patrick F. McCormack have shared voting and dispositive power of 1,407,956 common shares. Mr. McCormack is the managing member of Tiger Consumer Management, LLC. The mailing address of Tiger Consumer Management, LLC is 101 Park Avenue, 48th Floor, New York, NY 10178.

(5)	The number of common shares beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of March 31, 2008, the latest date for which statements are available.

(6)	Mrs. Betty Rosskamm (the mother of Alan Rosskamm), Mrs. Alma Zimmerman (a member of one of the company’s original founding families and who is now deceased) and the company are parties to an agreement, dated October 30, 2003, as amended on February 22, 2007, relating to their Jo-Ann Stores common shares. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 common shares in any calendar year and may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective common shares in excess of the number permitted under the agreement, they must first offer to sell those shares to the company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of the company’s right of first refusal.

(7)	Mr. Rosskamm’s beneficial ownership includes 390,000 common shares subject to stock options that are exercisable within 60 days and 5,000 common shares held as restricted stock. His beneficial ownership also includes 4,746 common shares held by Mr. Rosskamm as custodian for the benefit of a minor child with regard to which he has sole voting and dispositive power, 74,125 common shares held by Mr. Rosskamm as trustee for the benefit of family members and charities with regard to which he has shared voting and dispositive power, 364,328 common shares held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power, 120,583 common shares held by Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power and 45,595 common shares held by Caneel Bay Partners, L.P. with regard to which he has sole voting and dispositive power. The mailing address for Mr. Rosskamm is 2000 Auburn Drive, Suite 200, Beachwood, Ohio 44122.

(8)	Dr. Cowen’s beneficial ownership includes 46,225 common shares subject to stock options that are exercisable within 60 days, 4,393 common shares subject to a deferred compensation arrangement, 4,006 restricted stock units and 5,748 common shares held as restricted stock.

(9)	Mr. DePinto and Mr. Perdue were appointed to our Board on April 2, 2008. They receive 10,000 stock options and a prorated portion of restricted stock units upon their election. However, these will not be granted until June 2, 2008, pursuant to our policies (see the section of this proxy statement titled “Board Policies” beginning on page 31). Mr. DePinto’s beneficial ownership includes 180 common shares subject to a deferred compensation arrangement.

(10)	Mr. Gumberg’s beneficial ownership includes 17,200 common shares subject to stock options that are exercisable within 60 days, 6,828 common shares subject to a deferred compensation arrangement, 4,006 restricted stock units and 5,748 common shares held as restricted stock.

(11)	Ms. Morrison’s beneficial ownership includes 20,067 common shares subject to stock options that are exercisable within 60 days, 4,006 restricted stock units and 8,623 common shares held as restricted stock.

(12)	Mr. Newman’s beneficial ownership includes 46,225 common shares subject to stock options that are exercisable within 60 days, 7,758 common shares subject to a deferred compensation arrangement, 4,006 restricted stock units and 5,748 common shares held as restricted stock.

(13)	Ms. Raff’s beneficial ownership includes 29,025 common shares subject to stock options that are exercisable within 60 days, 717 common shares subject to a deferred compensation arrangement, 4,006 restricted stock units and 5,748 common shares held as restricted stock.

(14)	Ms. Travis’ beneficial ownership includes 22,219 common shares subject to stock options that are exercisable within 60 days, 4,100 common shares subject to a deferred compensation arrangement, 4,006 restricted stock units and 8,623 common shares held as restricted stock.

(15)	Mr. Webb’s beneficial ownership includes 42,084 common shares subject to stock options that are exercisable within 60 days; 5,499 restricted stock units (which are subject to both performance and time restrictions); 80,325 stock equivalent units (which are subject to performance restrictions); and 120,787 common shares held as restricted stock.

(16)	Mr. Haverkost’s beneficial ownership includes 41,093 common shares held as restricted stock and 18,492 restricted stock units (which are subject to both performance and time restrictions).

(17)	Mr. Kerr’s beneficial ownership includes 32,368 common shares subject to stock options that are exercisable within 60 days, 21,082 common shares held as restricted stock and 18,492 restricted stock units (which are subject to both performance and time restrictions).

(18)	Mr. Smith’s beneficial ownership includes 19,618 common shares subject to stock options that are exercisable within 60 days, 39,782 common shares held as restricted stock and 18,492 restricted stock units (which are subject to both performance and time restrictions).

(19)	Beneficial ownership for all current executive officers and directors as a group includes 665,031 common shares subject to stock options granted under our stock option plans that are exercisable within 60 days, 23,976 common shares subject to deferred compensation arrangements, 165,336 restricted stock units and 267,982 common shares held as restricted stock.

The following table provides information about our equity compensation plans as of February 2, 2008.

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
Remaining Available
for Future Issuance
Under Equity
	Number of Securities to		Compensation Plans
	Be Issued Upon	Weighted-Average	(Excluding
	Exercise of	Exercise Price of	Securities Reflected
	Outstanding Options,	Outstanding Options,	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,676,985	$18.06	2,218,108

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders, under the rules of the SEC, is December 31, 2008. Additionally, under our Code of Regulations, a shareholder who wishes to present a proposal at the 2009 Annual Meeting of Shareholders must notify us of such proposal, assuming a June 10, 2009 meeting date, by no earlier than February 10, 2009 and no later than March 21, 2009. If notice of a proposal is not received by us in accordance with the dates specified in our Code of Regulations, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal.

For a proposal to be considered for inclusion in the proxy statement and to be properly requested and brought before an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of our Code of Regulations.

WEBSITE

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 2, 2008 is being provided electronically or by mail in accordance with the Commission’s rules and regulations to holders of common shares.

DAVID GOLDSTON
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
April 28, 2008

APPENDIX A

JO-ANN STORES, INC.
2008 INCENTIVE COMPENSATION PLAN

1.	Purpose

The purpose of this Plan is to enable the Company to attract and retain qualified employees and non-employee Directors, to provide incentives, and to reward performance. To achieve this purpose, this Plan provides the authority to grant Awards payable in Shares, in cash, or in a combination of Shares and cash.

2.	Definitions

(a) “Affiliate and Associate” — These terms have the meanings given to them in Rule 12b-2 under the Exchange Act.

(b) “Award” — A grant of Stock Appreciation Rights, Stock Awards, Stock Options, Incentive Compensation Awards, or other incentives under this Plan.

(c) “Board of Directors” — The Board of Directors of the Company.

(d) “Cause” — The occurrence of any one or more of the following (unless otherwise prescribed by the Committee in a grant agreement): (i) the willful and continued failure by the Participant to substantially perform his normal duties (other than any such failure resulting from Participant’s disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice; (ii) the Participant’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or (iii) the willful engaging by the Participant in gross negligence materially and demonstrably injurious to the Company. However, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company.

(e) “Change in Control” — A “Change in Control” will be deemed to occur if at any time after the date of the adoption of this Plan (unless otherwise prescribed by the Committee in a grant agreement):

(i) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifteen percent (15%) or more (but less than fifty percent (50%)) of the Voting Shares then outstanding;

(ii) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifty percent (50%) or more of the Voting Shares then outstanding;

(iii) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of fifteen percent (15%) or more of the Voting Shares then outstanding;

(iv) At any time during any period of twenty-four (24) consecutive months, individuals who were Directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who (x) are in office at the time of the election or nomination, and (y) were Directors at the beginning of the period;

(v) A record date is established for determining shareholders entitled to vote upon (x) a merger or consolidation of the Company with another corporation in which those persons who are shareholders of the Company immediately before the merger or consolidation are to receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) a sale or other disposition of all or substantially all of the assets of the Company, or (z) the dissolution of the Company; or

(vi) (x) the Company is merged or consolidated with another corporation and those persons who were shareholders of the Company immediately before the merger or consolidation receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) there occurs a sale or other disposition of all or substantially all of the assets of the Company, or (z) the Company is dissolved.

Notwithstanding anything herein to the contrary, if an event described in clause (ii), clause (iv), or clause (vi) above occurs, the occurrence of that event will constitute an irrevocable Change in Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (iii) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change in Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (i) or clause (v) above occurs, or if an event described in clause (iii) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change in Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change in Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change in Control on the 91st day after the occurrence of the event.

(f) “Code” — The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

(g) “Committee” — The Compensation Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan.

(h) “Company” — Jo-Ann Stores, Inc., an Ohio corporation, and its successors.

(i) “Date of Grant” — The date as of which an Award is determined to be effective and is granted pursuant to the Plan, either as specified in rules adopted by the Committee with respect to this Plan or as designated in a resolution of the Committee. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee or the date specified in the Committee’s rules.

(j) “Director” — A director of the Company.

(k) “Equity Restructuring” — A non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that causes the per-Share value of the Shares underlying outstanding Awards to change.

(l) “Exchange Act” — Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

(m) “Fair Market Value” of Shares — As of any particular date, the closing sale price of the Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed. If the Shares are not traded as of any given date, the Fair Market Value means the closing price of the Shares on the principal exchange or market on which the Shares are traded or quoted for the immediately preceding date on which the Shares were traded or quoted. If there is no regular public trading market for such Shares, the Fair Market Value shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the grant agreement, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(n) “Good Reason” — Means, without the Participant’s express written consent, the occurrence of any one or more of the following (unless otherwise prescribed by the Committee in a grant agreement): (i) any material reduction in the Participant’s base compensation and incentive compensation opportunities (to the extent such incentive compensation opportunities are a regular and substantial part of the Participant’s base compensation) below the amount in effect immediately before the Change in Control or, if higher, the amount in effect before any reduction in the Participant’s base compensation and incentive compensation opportunities made in contemplation of the Change in Control; (ii) any material reduction in the Participant’s duties, responsibilities, or position with respect to the Company from the duties, responsibilities, or position as in effect immediately before the Change in Control or as in effect immediately before any reduction in any such item made in contemplation of the Change in Control; or (iii) any shift of the Participant’s principal place of employment with the Company to a location that is more than fifty (50) miles (by straight line measurement) from the site of the Company’s headquarters in Hudson, Ohio at the relevant time. The Participant shall have a voluntary termination for Good Reason only if: (i) the Participant provides written notice to the Company within ninety (90) days after the initial occurrence of an above event describing in detail the event and stating that the Participant’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to the Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date; and (ii) the Company does not remedy the event prior to the Good Reason Termination Date.

(o) “Incentive Compensation Award” — This term has the meaning given to it in Section 6(a)(iv).

(p) “Incentive Compensation Award Payout Level” — The greater of (i) the Participant’s average Incentive Compensation Award earned over the three (3) full performance periods ended before the Qualifying Termination or, if the Participant was eligible to earn such a bonus for less than the last three full performance periods, for the performance periods during which the Participant was eligible to earn such Incentive Compensation Award immediately prior to the Qualifying Termination, or (ii) the Participant’s target Incentive Compensation Award established for the year in which the Qualifying Termination occurs. If the Participant was not eligible to earn such an Incentive Compensation Award for any performance period ending on or before the Qualifying Termination, then the Incentive Compensation Payout Level shall be deemed to equal the Participant’s target Incentive Compensation Award established for the year in which the Qualifying Termination occurs.

(q) “Participant” — Any person to whom an Award has been granted under this Plan.

(r) “Performance Criteria” — This term has the meaning given to it in Section 7(b).

(s) “Performance Goal” — This term has the meaning given to it in Section 7(a).

(t) “Prior Award” — Any award or grant made pursuant to the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan, as amended, that is outstanding and unexercised on the date of adoption of the Plan.

(u) “Qualified Performance-Based Award” — An Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(v) “Qualifying Termination” — Means either the Company or its Subsidiaries terminates the Participant’s employment or service without Cause, or the Participant terminates his employment or service with the Company and its Subsidiaries for Good Reason.

(w) “Restricted Stock” — An Award of Shares that are subject to restrictions or risk of forfeiture.

(x) “Rule 16b-3” — Rule 16b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

(y) “Shares” — Company common shares.

(z) “Stock Appreciation Right” — This term has the meaning given to it in Section 6(a)(i).

(aa) “Stock Award” — This term has the meaning given to it in Section 6(a)(ii).

(bb) “Stock Equivalent Unit” — An Award that is valued by reference to the Fair Market Value of Shares.

(cc) “Stock Option” — This term has the meaning given to it in Section 6(a)(iii).

(dd) “Subsidiary” — A corporation, limited liability company, business trust, partnership, joint venture, or other organization of which securities having a majority of the voting power are owned, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any individual may be a Participant with respect to any grant of Stock Options or Stock Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Subsidiary” means any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of Section 409A of the Code).

(ee) “Substitute Awards” — Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

3.	Eligibility

All non-employee Directors and employees of the Company or any of its Subsidiaries will be eligible to receive Awards.

4.	Administration

(a) Committee.  Subject to Sections 4(b) and 4(c), this Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible Directors and employees who will receive Awards; (ii) determine the number and types of Awards to be granted; (iii) determine the terms, conditions, vesting periods, and restrictions applicable to the Awards; (iv) establish Performance Goals for performance-based Awards; (v) prescribe the forms of any notices, agreements, or other instruments relating to the Awards; (vi) grant the Awards; (vii) adopt, alter, and repeal rules governing this Plan; (viii) interpret the terms and provisions of this Plan and any Awards granted under this Plan; and (ix) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.

(b) Awards Subject to Section 16(b) of the Exchange Act.  Notwithstanding the provisions of Section 4(a), if any member of the Committee does not qualify as a “Non-Employee Director” within the meaning of Rule 16b-3, the “Committee” will, for purposes of making any Award that (i) constitutes a “purchase” of securities within the meaning of Section 16(b) of the Exchange Act by an individual who is subject to potential liability under Section 16(b) of the Exchange Act and (ii) does not otherwise qualify for an exemption under Rule 16b-3, be deemed to consist only of those members of the Committee who qualify as such Non-Employee Directors.

(c) Awards Subject to Section 162(m) of the Code.  Notwithstanding the provisions of Section 4(a), if any member of the Committee does not qualify as an “outside director” within the meaning of Section 162(m) of the Code, the “Committee” will, for purposes of making any Qualified Performance-Based Awards, be deemed to consist only of those members who qualify as such outside directors.

(d) Delegation.  The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not (i) cause this Plan, or any Awards granted under this Plan, to fail to qualify for the exemption provided by Rule 16b-3, (ii) result in a reduction in the amount of compensation associated with any Qualified Performance-Based Award that is deductible for federal income tax purposes under Section 162(m) of the Code, or (iii) apply to an Award granted to a non-employee Director.

(e) Decisions Final.  All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

5.	Shares Available under Plan; Limitations on Incentive

(a) Maximum Aggregate Number of Shares.  Subject to Sections 5(c) and 5(d), the maximum aggregate number of Shares that may be issued or delivered under the Plan is 1,825,000 Shares. Any Shares that are subject to Awards of Stock Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share delivered under the Award. Any Shares that are subject to Awards other than Stock Options or Stock Appreciation Rights shall be counted against this limit as 1.57 Shares for every one (1) Share delivered under those Awards. Shares issued or delivered under this Plan may consist of authorized and unissued shares, treasury shares, or shares to be purchased by the Company, as determined by the Committee.

(b) Maximum Number of Shares and Amount of Incentive Compensation Award for Each Participant. Subject to Sections 5(c) and 5(d), the number of Shares subject to Awards granted to any Participant, and the amount of any Incentive Compensation Award payable in cash to any Participant, may not exceed:

(i) With respect to Stock Options, 500,000 Shares in any fiscal year of the Company.

(ii) With respect to Stock Appreciation Rights, 500,000 Shares in any fiscal year of the Company.

(iii) With respect to Restricted Stock awards that are Qualified Performance-Based Awards, 200,000 Shares in any fiscal year of the Company.

(iv) With respect to Stock Awards other than Stock Options and Restricted Stock that are Qualified Performance-Based Awards, 400,000 Shares in the aggregate in any fiscal year of the Company.

(v) With respect to Incentive Compensation Awards payable in cash that are Qualified Performance-Based Awards, the lesser of $2,000,000 or 200% of annual base salary effective at the time the Performance Goals are established in respect to any fiscal year of the Company.

(c) Charging of Shares.  In addition to the Shares authorized in Section 5(a), if any Award or Prior Award terminates, expires, is cancelled or is forfeited without having been exercised, or any Award or Prior Award is settled (or can be paid only) in cash, then the underlying Shares, to the extent of any such forfeiture, cancellation, termination or cash settlement, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 5(a). Any Shares that again become available for grant pursuant to this paragraph shall be added back as (i) one (1) Share if such Shares were subject to an Award or Prior Award of Stock Options or Stock Appreciation Rights, and (ii) 1.57 Shares if such Shares were subject to Awards or Prior Awards other than Stock Options or Stock Appreciation Rights. Shares that are tendered, whether by physical delivery or by attestation, to the Company by a Participant or withheld from the Award or Prior Award by the Company as full or partial payment of the exercise or purchase price of any Award or Prior Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award or Prior Award will not become available for future grants under the Plan. With respect to a Stock Appreciation Right, when such Stock Appreciation Right is exercised and settled in Shares, the Shares subject to such Stock Appreciation Right shall be counted against the Shares available for issuance under the Plan as one Share for every one Share subject thereto, regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise. Any Substitute Awards granted by the Company shall not reduce the Shares available for Awards under the Plan and will not count against the limits specified in Section 5(a) above.

(d) Adjustment.

(i) In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares (other than an Equity Restructuring) occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and kind of Shares that may be delivered under the Plan, the exercise price or purchase price per Share and the number of Shares covered by each outstanding Award, and the Share limits of Sections 5(a) and (b).

(ii) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 5(d)(i): (A) the number and type of securities subject to each outstanding Award and the exercise price or purchase price thereof, if applicable, will be proportionately adjusted, which adjustments shall be nondiscretionary and shall be final and binding on the affected Participant and the Company; and (B) the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5(a) and (b)).

(iii) In no event shall any adjustment be required under this Section 5(d) if the Committee determines that such action could cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

6.	Awards

(a) Types of Awards.  Awards may include, but are not limited to, the following:

(i) Stock Appreciation Right — A right to receive a payment, in cash or Shares, equal to the excess of (A) the Fair Market Value of a specified number of Shares on the date the right is exercised over (B) the Fair Market Value of the Shares on the date the right is granted, all as determined by the Committee. The grant price of any Stock Appreciation Rights granted to Participants may not be less than the Fair Market Value of the Shares subject to the Stock Appreciation Right on the Date of Grant. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee. No Stock Appreciation Right may be exercisable more than seven (7) years after the Date of Grant.

(ii) Stock Award — An Award that is made in Shares, Restricted Stock, or Stock Equivalent Units. Except as provided in the next sentence, each grant or sale of Restricted Stock to a Participant (other than a non-employee Director) shall provide that the Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three (3) years to be determined by the Committee at the Date of Grant, although the Committee, in its sole discretion, may provide for the pro rata lapse of restrictions in installments during the restriction period. Each grant or sale of Stock Awards (including Restricted Stock) that are subject to achievement of one or more Performance Goals shall have a minimum performance period of at least one (1) year to be determined by the Committee at the Date of Grant. Stock Equivalent Units may be payable in cash or in Shares.

(iii) Stock Option — A right to purchase a specified number of Shares, during a specified period, and at a specified exercise price, all as determined by the Committee. The exercise price of any Stock Options granted to Participants may not be less than the Fair Market Value of the Shares subject to the Stock Option on the Date of Grant. No Stock Option may be exercisable more than seven (7) years after the Date of Grant. Each grant of Stock Options to a Participant (other than a non-employee Director) shall specify the period or periods of continuous service by the Participant that is necessary for the Stock Options to become exercisable; provided that Stock Options may not become exercisable sooner than one-third per year over three (3) years.

(iv) Incentive Compensation Award — An Award that, in the discretion of the Committee, is payable either in Shares or in cash and is contingent upon the achievement of Performance Goals established by the Committee. Each grant shall have a minimum performance period of at least one (1) year to be determined by the Committee at the Date of Grant.

(b) Grant of Awards.  More than one Award may be granted to the same Participant. Awards may be granted singly or in combination or tandem with other Awards.

(c) Substitute Awards.  Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Company or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Company or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

(d) Grant Agreements.  Each grant of an Award under the Plan shall be evidenced by a grant agreement, in a form specified by the Committee, which shall set forth the terms and conditions of the grant and such related matters as the Committee shall, in its sole discretion, determine, consistent with this Plan. A grant agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless determined otherwise by the Committee, need not be signed by a representative of the Company or a Participant.

7.	Performance-Based Awards under Section 162(m) of the Code

(a) Selection of Participants and Establishment of Performance Goals.  The Committee will determine the period of time during which any Award that is performance-based may be earned (which performance period may not be less than one (1) year). The Committee will also establish, not later than 90 days after the commencement of the award period (or such earlier or later date as may be the applicable deadline for the Award to be performance-based for purposes of Section 162(m) of the Code), one or more performance objectives (“Performance Goals”) to be met as a condition to the payment of the Award. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Performance Goals may be made relative to the performance of other companies or an index covering multiple companies. The Performance Goals may, in the discretion of the Committee, include a range of performance objectives (such as minimum, middle, and maximum objectives) the achievement of which will entitle Participants to receive different amounts of compensation.

(b) Performance Criteria.  The Performance Goals applicable to any Qualified Performance-Based Award will be based on specified levels of or growth in one or more of the following criteria (“Performance Criteria”): sales, same-store sales, earnings, earnings per Share, return on equity, market price per Share, revenue, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. These Performance Criteria may be measured before or after taxes, interest, depreciation, amortization, discontinued operations, affect of accounting changes, acquisition expenses, restructuring expenses, non-operating items, or unusual charges, as determined by the Committee at the time the Performance Goals are established.

8.	Deferral of Payment

To the extent permitted by Section 409A of the Code, the Committee may, in its discretion, permit Participants to defer the payment of some or all of the Shares or cash subject to their Awards, as well as other compensation or fees, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units and paid in cash or in Shares. The Committee may also, in its discretion, establish rules and procedures for the crediting of interest on deferred cash and dividend equivalents on Stock Equivalent Units. The Committee may also, in its discretion, provide for matching or other grants in connection with such deferrals. This Section 8 shall not apply to any grant of Stock Options or Stock Appreciation Rights that are intended to be exempt from Section 409A of the Code.

9.	Payment of Exercise Price

The exercise price of a Stock Option and any other Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

10.	Taxes Associated with Award

Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award in cash, by the transfer of Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. In no event shall the Fair Market Value of the Shares to be surrendered pursuant to this Section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

11.	Termination of Employment

If the employment of a Participant terminates for any reason, all unexercised, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee.

12.	Termination of Awards under Certain Conditions

The Committee may cancel any unexpired, unpaid, or deferred Award at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms or conditions of the Award or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

(i) Renders services to an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company.

(ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company’s business, any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.

(iii) Engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any business, strategy, personnel, reputation or other significant interest of the Company or any Subsidiary.

The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and with the terms and conditions of the Award and has not engaged in any activities referred to in clauses (i) and (ii) above.

13.	Change in Control; Acquisition of the Company

(a) Change in Control.  In the event that there is a Change in Control of the Company, and a Participant incurs a Qualifying Termination during the two (2) year period commencing on the Change in Control, then unless otherwise determined by the Committee, (i) all Stock Appreciation Rights and Stock Options then held by the Participant will become fully exercisable and will, to the extent not otherwise provided in the applicable grant agreements, remain exercisable in accordance with their terms but in no event for a period less than the lesser of (x) one (1) year following the Qualifying Termination or (y) the remaining term of such Stock Option or Stock Appreciation Right (which remaining term shall be determined without regard to such termination of employment), (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards held by the Participant will be deemed to have been satisfied, and (iii) all Incentive Compensation Awards held by the Participant will be deemed to have been fully earned at the Incentive Compensation Award Payout Level.

(b) Acquisition of the Company.  With respect to Stock Options and any other Awards that entitle Participants to receive Shares, in the event of an acquisition of the Company in which the holders of Shares receive other securities or cash in exchange for their Shares, the Committee may, in its discretion, arrange for (1) the grant by the acquiror of substitute Stock Options or Awards that entitle Participants to receive, in lieu of the Shares they otherwise would be entitled to receive, the securities or cash for which the Shares would have been exchanged in the acquisition or (2) the cancellation of the Stock Options and other Awards in consideration of the securities or cash for which the Shares would have been exchanged in the acquisition, net of any exercise price.

14.	Amendment or Suspension of this Plan; Amendment of Outstanding Awards

(a) Amendment or Suspension of this Plan.  The Board of Directors may at any time and from time to time, to the extent permitted by Section 409A of the Code, amend, suspend or terminate this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law (including applicable tax laws) or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange or other principal exchange or market upon which the Shares are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Amendment of Outstanding Awards.  Subject to Section 14(c), the Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may, except as provided in Section 13(b), impair the rights of any Participant without his or her consent. If permitted by Section 409A of the Code, and except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, the Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award (i) in case of termination of employment by reason of death, disability or normal or early retirement, or a Change in Control, or (ii) for any other reason in the case of Awards covering, in the aggregate, up to 10% of the number of Shares set forth in Section 5(a).

(c) No Re-Pricing.  The Board of Directors or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price or grant price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with awards having a lower exercise price or grant price, or for another award, or for cash without further approval of the shareholders of the Company, except as provided in Sections 5(d) or 13(b). This Section 14(c) is intended to prohibit the re-pricing of “underwater” Stock Options or Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 5(d) or 13(b) of the Plan.

15.	Nonassignability

Unless otherwise determined by the Committee, (i) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) an Award granted under this Plan may be exercised, during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative.

16.	Governing Law

The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

17.	Rights of Employees

Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit in any way the Company’s right to terminate any Participant’s employment at will.

18.	Effective and Termination Dates

(a) Effective Date.  This Plan will become effective on the date it is approved by the holders of a majority of the Shares then outstanding.

(b) Termination Date.  This Plan will continue in effect until the tenth anniversary of such shareholder approval.

19.	Compliance with Section 409A of the Code

Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the grant agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any grant agreement (unless the grant agreement provides otherwise with specific reference to this Section), an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

APPENDIX B

JO-ANN STORES, INC.
2008 ASSOCIATE STOCK OWNERSHIP PLAN

Section 1. Purpose and Effective Date

1.1 The purpose of the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan (“Plan”) is to provide an opportunity for eligible employees to acquire a proprietary interest in the Company through the purchase of shares of Common Stock of the Company. It is the intent of the Company to have the Plan qualify as an “employee stock purchase plan” under Code Section 423. The provisions of the Plan shall be construed to extend and limit participation in a manner consistent with the requirements of Code Section 423.

1.2 The Plan was adopted by the Board on April 2, 2008 and, subject to Section 12.11, the Plan shall be effective as of June 12, 2008 (the “Effective Date”). No option shall be granted under the Plan after the date on which the Plan is terminated by the Board in accordance with Section 12.6 of the Plan.

1.3 The Plan replaces and supersedes the Jo-Ann Stores, Inc. Associate Stock Ownership Plan, provided that purchase rights granted thereunder prior to the Effective Date will continue in accordance with their terms.

Section 2. Definitions

The following words and phrases, when used in this Plan, shall have the following respective meanings, unless their context clearly indicates otherwise:

2.1 “Account” means a recordkeeping account maintained for a Participant to which payroll deductions are credited in accordance with Section 8 of the Plan.

2.2 “Accumulation Period” means, as to the Company or a Participating Subsidiary, a period of six (6) consecutive calendar months commencing each April 1 or October 1. The Committee may modify or suspend Accumulation Periods. The initial Accumulation Period shall commence on October 1, 2008.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” shall be deemed to occur if at any time after the date of the adoption of this Plan:

(i) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifteen percent (15%) or more (but less than fifty percent (50%)) of the Voting Shares then outstanding;

(ii) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifty percent (50%) or more of the Voting Shares then outstanding;

(iii) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of fifteen percent (15%) or more of the Voting Shares then outstanding;

(iv) At any time during any period of twenty-four (24) consecutive months, individuals who were Directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board, unless the election, or the nomination for election by the Company’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who (x) are in office at the time of the election or nomination and (y) were Directors at the beginning of the period;

(v) A record date is established for determining shareholders entitled to vote upon (x) a merger or consolidation of the Company with another corporation in which those persons who are shareholders of the Company immediately before the merger or consolidation are to receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) a sale or other disposition of all or substantially all of the assets of the Company, or (z) the dissolution of the Company; or

(vi) (x) the Company is merged or consolidated with another corporation and those persons who were shareholders of the Company immediately before the merger or consolidation receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) there occurs a sale or other disposition of all or substantially all of the assets of the Company, or (z) the Company is dissolved.

Notwithstanding anything herein to the contrary, if an event described in clause (ii), clause (iv), or clause (vi) above occurs, the occurrence of that event will constitute an irrevocable Change in Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (iii) occurs, and the Board either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change in Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (i) or clause (v) above occurs, or if an event described in clause (iii) occurs and the Board does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change in Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change in Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change in Control on the 91st day after the occurrence of the event.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the Compensation Committee of the Board, or any other committee of the Board that the Board authorizes to administer this Plan.

2.7 “Common Stock” means the Company’s common shares, or any equity security or securities of the Company that are issued in substitution or exchange therefor in a recapitalization of the Company.

2.8 “Company” means Jo-Ann Stores, Inc., an Ohio corporation.

2.9 “Director” means a member of the Board.

2.10 “Earnings” shall mean the regular base salary, wages, and overtime pay paid to a Participant by the Company or a Participating Subsidiary during such individual’s period of participation in an Accumulation Period. Earnings shall be calculated before deduction of (a) any income or employment tax withholdings or (b) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or Subsidiary. However, Earnings shall not include: (a) any contributions made by the Company or Subsidiary on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Earnings), (b) any compensation attributable to awards under any equity-based plan maintained by the Company or any Subsidiary, or (c) any commissions, incentive compensation, special payment, reimbursements, or other benefits received during such Accumulation Period.

2.11 “Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 5.

2.12 “Employee” means an individual who performs services for the Company or a Participating Subsidiary pursuant to an employment relationship determined by the Company to be described in Treasury Regulations Section 31.3401(c)-1 or any successor provision.

2.13 “Enrollment Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to a Grant Date.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15 “Fair Market Value” means as of any applicable date:

(a) the closing price of the security as reported on the New York Stock Exchange Composite Tape or, if no such reported sale of the security shall have occurred on such date, on the latest preceding date on which there was such a reported sale; or

(b) if the security is not listed for trading on the New York Stock Exchange, the fair market value of the security as determined in good faith by the Committee.

2.16 “Grant Date” means the first trading day of an Accumulation Period.

2.17 “Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 6 and whose participation has not terminated.

2.18 “Participating Subsidiary” shall mean a Subsidiary as may be authorized from time to time by the Committee to extend the benefits of the Plan to its Eligible Employees. The Participating Subsidiaries in the Plan are listed in the attached Schedule A, as amended from time to time by the Committee.

2.19 “Plan” means the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan, as set forth herein and as from time to time amended.

2.20 “Purchase Date” means the specific trading day with respect to an Accumulation Period on which shares of Common Stock are purchased under the Plan in accordance with Section 9. For each Accumulation Period, the Purchase Date shall be the last trading day of such Accumulation Period.

2.21 “Purchase Price” means for each share of Common Stock purchased under any option, the lesser of:

(a) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Grant Date of the Accumulation Period; or

(b) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date of the Accumulation Period.

2.22 “Rule 16b-3” means Rule 16b-3 under the Exchange Act.

2.23 “Section” means a section of this Plan, unless indicated otherwise.

2.24 “Securities Act” means the Securities Act of 1933, as amended.

2.25 “Subsidiary” means any subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established.

Section 3. Administration

3.1 This Plan shall be administered by the Committee, which shall have full authority to interpret and construe the provisions of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Committee shall be final and binding on all parties having an interest in the Plan. The Committee may from time to time delegate all or any part of its authority under this Plan to an internal committee or officer of the Company. To the extent of any such delegation, references in this Plan to the Committee shall be deemed to be references to any such committee or officer.

Section 4. Number of Shares

4.1 The number of shares of Common Stock authorized for sale over the term of the Plan shall be limited to Six Hundred Thousand (600,000) shares. Shares sold under the Plan may be authorized and unissued shares, treasury shares, outstanding shares reacquired in private transactions or open market purchases, or any combination of any of the foregoing as determined by the Committee.

4.2 Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made to (a) the maximum number and kind of securities issuable under the Plan, (b) the maximum number and kind of securities purchasable per Participant on any one Purchase Date, and (c) the number and kind of securities and the price per share in effect under each outstanding option. The adjustments shall be made in such manner as the Committee deems appropriate in order to prevent the dilution or enlargement of benefits thereunder and such adjustments shall be final, binding and conclusive on the holders of those rights.

Section 5. Eligibility Requirements

5.1 Except as provided in Section 5.2 or Section 7.4, each individual who is an Employee of the Company or a Participating Subsidiary shall become eligible to participate in the Plan in accordance with Section 6 on the first Grant Date following the Employee’s commencement of employment with the Company or a Participating Subsidiary, provided that the individual is an Employee on such Grant Date. Participation in the Plan is entirely voluntary.

5.2 Notwithstanding Section 5.1, the following Employees shall not be eligible to participate in the Plan:

(a) Employees classified by the Company or a Participating Subsidiary as a “temporary employee,” so long as the Employee has been employed for less than two (2) years; and

(b) Employees classified by the Company or a Participating Subsidiary as a “seasonal employee,” so long as the Employee’s customary employment is for not more than five (5) months in any calendar year.

5.3 Notwithstanding anything to the contrary in Section 5.1, Employees who are Directors or “officers” of the Company (as defined in Rule 16a-1(f)) under the Exchange Act, as such rule may be amended from time to time) may participate in the Plan only in accordance with the requirements of Rule 16b-3 under the Exchange Act. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 6. Enrollment

6.1 In accordance with procedures established by the Committee, any Eligible Employee may enroll in the Plan for an Accumulation Period by completing and signing an enrollment form (or by electronic equivalent, if authorized by the Committee) which authorizes payroll deductions during such Accumulation Period in accordance with Section 8.1 and submitting such enrollment form (or electronic equivalent) to the Company on or before the Enrollment Date (as established by the Committee) immediately preceding the commencement of the Accumulation Period. Such enrollment form (and the authorization therein) shall be effective with respect to Earnings paid on or after the Grant Date occurring within the Accumulation Period to which the enrollment relates, and shall continue in effect until the earliest of:

(a) the last pay day in the Accumulation Period, unless the Committee adopts a rule pursuant to which such enrollment and authorization shall automatically be deemed renewed for successive Accumulation Periods;

(b) the pay day during the Accumulation Period that occurs before an Employee’s election to change his enrollment in accordance with Section 8.3 is given effect;

(c) the pay day during an Accumulation Period that occurs before the Employee ceases to be an Eligible Employee; and

(d) the pay day during the Accumulation Period that occurs before an Employee’s election to withdraw from the Plan is given effect under Section 8.3 or the Employee has a termination of employment in accordance with Section 10.

Section 7. Grant of Options on Enrollment

7.1 Enrollment by an Eligible Employee in the Plan as of a Grant Date will constitute the grant by the Company to such Participant on such Grant Date of an option to purchase shares of Common Stock from the Company pursuant to the Plan. If enrollment is deemed by the Committee to continue for successive Accumulation Periods, a new option shall be granted as of each Grant Date the enrollment continues in effect.

7.2 An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the Purchase Date with respect to the Accumulation Period in which such option was granted; (b) the completion of the purchase of Common Stock under the option under Section 9; (c) the date on which participation of such Participant in the Plan terminates for any reason; or (d) if the option is terminated by the Committee under the following circumstances:

(a) The Participant is not in compliance with all applicable provisions of this Plan,

(b) The Participant’s termination as a result of rendering services to an organization, or engaging in a business, that is, in the judgment of the Committee, in competition with the Company,

(c) The Participant’s termination as a result of disclosing to anyone outside of the Company, or using for any purpose other than the Company’s business, any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company, or

(d) The Participant’s termination as a result of engaging in any other conduct or act determined to be injurious, detrimental or prejudicial to any business, strategy, personnel, reputation or other significant interest of the Company or any Subsidiary.

The Committee may, in its discretion, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and has not engaged in any activities referred to in clauses (b) and (c) above.

7.3 Subject to Section 7.4, an option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the number of whole and fractional shares of Common Stock that the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, an option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the number of shares of Common Stock that is not less than one (1) and not more than the lesser of (i) 2,000 shares or (ii) the maximum number of shares of Common Stock permissible under Code Section 423.

7.4 Notwithstanding any other provision of this Plan, no Employee may be granted an option under the Plan or participate in the Plan:

(a) which permits his rights to purchase shares of Common Stock under the Plan and any other similar employee stock purchase plan (within the meaning of Code Section 423) of the Company or any of its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

(b) if, immediately after the grant, such Employee would own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary (and for purposes of this paragraph, the rules of Code Section 424(d) shall apply, and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee).

Section 8. Payroll Deductions

8.1 An Employee who enrolls pursuant to Section 6 shall elect, and authorize to have deductions made, from his pay on each pay day during the Accumulation Period to which the enrollment relates, and he shall designate in such enrollment the percentage of Earnings to be deducted during such Accumulation Period. Unless otherwise permitted by the Committee, the percentage elected must be in whole percentages. The minimum an Employee may elect and authorize to have deducted is one percent (1%) of his Earnings (or such other amount as the Committee may designate from time to time) and the maximum is the lesser of fifteen percent (15%) of his Earnings for such Accumulation Period or the maximum set forth in Section 7.4.

8.2 Payroll deductions for a Participant shall commence as soon as administratively practicable after the Participant’s authorization becomes effective in accordance with Section 6, and shall continue until the date on which such authorization ceases to be effective in accordance with Section 6. The amount of each payroll deduction made for a Participant shall be credited to the Participant’s Account as soon as administratively feasible after the Participant’s pay is withheld. All payroll deductions received or held by the Company or a Participating Subsidiary may be used by the Company or Participating Subsidiary for any corporate purpose, and the Company or Participating Subsidiary shall not be obligated to segregate such payroll deductions and shall not credit earnings on such amounts.

8.3 A Participant may not elect to reduce or increase payroll deductions during an Accumulation Period, but may cease payroll deductions at any time for the remainder of such Accumulation Period by delivering the applicable election to the Company in such manner and at such time as permitted by the Committee. A Participant who has ceased payroll deductions may not re-enroll in the Plan until the next Accumulation Period.

8.4 A Participant may not make any separate or additional contributions to his Account under the Plan. Neither the Company nor any Participating Subsidiary shall make separate or additional contributions to any Participant’s Account under the Plan.

Section 9. Purchase of Shares

9.1 Subject to Section 9.2, any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the purchase of the number of whole and fractional shares (carried to four (4) decimal places) of Common Stock which the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of shares for which options have been granted to the Participant pursuant to Section 7.3 or 7.4).

9.2 A Participant who holds an outstanding option as of a Purchase Date shall not be deemed to have exercised such option if, no later than the time prior to such Purchase Date required by the Committee, the Participant elects not to exercise the option by withdrawing from the Plan in accordance with Section 10.1. If the Participant withdraws as described in the preceding sentence, then all funds accumulated in his Account (unadjusted for any earnings or interest) shall be distributed to him as soon as administratively feasible after the withdrawal is given effect under Section 10.1.

9.3 If, after a Participant’s exercise of an option under Section 9.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be carried forward in the Account for application to the purchase of Common Stock on the next following Purchase Date; provided, however, that if the remaining amount exceeds one dollar ($1) and the Participant so elects no later than the time required by the Committee prior to the Purchase Date on which he exercises the option, he shall receive a distribution of such remaining amount (unadjusted for any earnings or interest) in cash as soon as administratively feasible after such Purchase Date.

9.4 If shares of Common Stock are purchased by a Participant pursuant to Section 9.1, then such shares shall be held in non-certificated form at a bank or other appropriate institution selected by the Committee until the date a Participant requests delivery of certificates representing such shares; provided, however, no Participant or former Participant shall be permitted to request delivery of certificates within two (2) years after the Grant Date of such shares unless the shares are sold or disposed of in accordance with the following sentence. No Participant shall have a right to sell or dispose of such shares prior to the date six (6) months after the Purchase Date with respect to such shares of Common Stock, or such earlier date established by the Committee. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction shall require that the Company or the Participant take any action in connection with the shares being purchased under the option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. Any certificates delivered pursuant to this Section 9.4 shall be registered in the name of the Participant or, if the Participant so elects, in the names of the Participant and his spouse, as joint tenants with rights of survivorship, or as spousal community property, or in certain forms of trust approved by the Committee, to the extent permitted by law.

9.5 In the case of Participants employed by a Participating Subsidiary, the Committee may provide for Common Stock to be sold through the Participating Subsidiary to such Participants, to the extent consistent with Code Section 423.

9.6 If the total number of shares of Common Stock for which an option is exercised on any Purchase Date in accordance with this Section 9, when aggregated with all shares of Common Stock previously granted under this Plan, exceeds the maximum number of shares specified in Section 4.1, the Company shall make a pro rata allocation of the shares available for purchase in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the Account of each Participant under the Plan shall be returned to him as promptly as possible, without adjustment for earnings or interest on such sums.

Section 10. Termination of Participation

10.1 A Participant may withdraw from the Plan in full (but not in part) during any Accumulation Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Committee) at any time up to but not including the number of days prior to the Purchase Date occurring in such Accumulation Period as the Committee shall require. If notice of withdrawal is timely received, the funds then accumulated in the Participant’s Account shall not be used to purchase Common Stock, but shall instead be distributed (unadjusted for earnings or interest) to the Participant as soon as administratively feasible after notice of withdrawal is received by the Committee or its designee. An Employee who has withdrawn during an Accumulation Period may not return funds to the Company or a Participating Subsidiary during the same Accumulation Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Common Stock. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Grant Date following such withdrawal in accordance with the provisions of Section 6.

10.2 Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or a Participating Subsidiary or otherwise ceases to be an Eligible Employee for any reason, including death, and such terminated Participant’s outstanding options shall thereupon terminate. As soon as administratively feasible after termination of participation, the Company or Participating Subsidiary shall pay to the Participant (or his beneficiary under Section 11) all amounts accumulated in the Participant’s Account at the time of termination of participation, unadjusted for earnings or interest.

10.3 If a Participant takes an authorized leave of absence without terminating employment, such Participant shall have the right, at the commencement of the leave of absence and in accordance with procedures prescribed by the Committee, to elect: (a) to withdraw from the Plan in accordance with Section 10.1 or (b) to discontinue contributions to the Plan but remain a Participant in the Plan through the balance of the Accumulation Period in which his leave of absence begins.

Notwithstanding the forgoing, in the event a Participant’s authorized leave of absence exceeds ninety (90) days or such longer period during which the Participant’s right to reemployment is guaranteed by statute or contract, the Participant shall be deemed to have ceased to be an Eligible Employee on the ninety-first (91st) day of such leave or the day immediately following the end of the period during which the Participant’s right to reemployment is guaranteed by statute or contract, whichever is later. As soon as administratively feasible after termination of participation, the Company or Participating Subsidiary shall pay to the Participant all amounts accumulated in the Participant’s Account at the time of termination of participation, unadjusted for earnings or interest.

10.4 Notwithstanding any other provision of this Plan to the contrary, in the case of any Participant who is also a participant in the Jo-Ann Stores, Inc. 401(k) Savings Plan, or any other plan of the Company which contains a “cash or deferred arrangement” within the meaning of Code Section 401(k) (collectively, the “Savings Plan”), and who withdraws an amount from his account under the Savings Plan in order to satisfy an “immediate and heavy financial need” of the participant or otherwise withdraws an amount from the Savings Plan on account of the “hardship of the employee” (determined in accordance with the standards of Code Section 401(k)(2)(B)(i)), then such Participant shall have his payroll deductions under this Plan suspended in accordance with procedures specified by the Committee.

Section 11. Death of Participant or Former Participant

11.1 As soon as administratively feasible after the death of a Participant or former Participant, any shares purchased under the Plan for which certificates have not been requested under Section 9.4 shall be transferred to the legal representative of the Participant’s or former Participant’s estate as determined in good faith by the Committee, unless such shares are otherwise designated under Section 12.2 in accordance with procedures established by the Committee. Any such designation shall be effective upon receipt by the Company and shall control over any disposition by will or otherwise.

11.2 As soon as administratively feasible after the death of a Participant, amounts accumulated in his Account shall be paid in cash in the same manner as any remaining unpaid Earnings would be paid. Such payment shall relieve the Company of further liability with respect to the Plan or Account of the deceased Participant.

Section 12. Miscellaneous

12.1 Restrictions on Transfer.  The rights of a Participant under the Plan shall not be assignable by such Participant, and an option granted under the Plan may not be exercised during a Participant’s lifetime other than by the Participant.

12.2 Administrative Assistance.  If the Committee in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his behalf at such institution. Shares purchased by a Participant under the Plan shall be held: (a) in the account in the Participant’s name; or (b) if authorized by the Committee, as requested by the Participant in the Participant’s name together with the name of one (1) or more other persons, in joint tenancy with right of survivorship or spousal community property, or in certain forms of trusts approved by the Committee.

12.3 Costs and Expenses.  All costs and expenses incurred in administering the Plan shall be paid by the Company, including any stamp duties, transfer taxes and any brokerage fees applicable to a Participant’s acquisition of Common Stock under the Plan; provided, however, the Committee may require Participants or former Participants to pay brokerage and service fees to sell or transfer acquired shares or to otherwise pay service fees associated with maintaining their shares with the institution described in Section 12.2.

12.4 Equal Rights and Privileges.  All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of

Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Code Section 423. This Section 12.4 shall take precedence over all other provisions in the Plan.

12.5 Applicable Law.  The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Ohio.

12.6 Amendment and Termination.  The Committee or the Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Accumulation Period. In no event may the Board (or the Committee as the case may be) effect any of the following amendments or revisions to the Plan without the approval of the Company’s shareholders: (a) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments pursuant to Section 4.2 in the event of certain changes in the Company’s capitalization; (b) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan; or (c) modify the eligibility requirements for participation in the Plan.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible, unadjusted for earnings or interest.

12.7 Plan Term.  Unless sooner terminated by the Committee or the Board, the Plan shall terminate upon the earliest of (a) the tenth (10th) anniversary of the date on which the Plan was approved by the shareholders of the Company, (b) the date on which all shares available for issuance under the Plan shall have been sold pursuant to the options exercised under the Plan, or (c) the date on which all options are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

12.8 Change in Control.  Each outstanding option to purchase Common Stock shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Accumulation Period in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (a) the Fair Market Value per share of Common Stock on the Grant Date for the Accumulation Period in which such Change in Control occurs or (b) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

12.9 No Right of Employment.  Neither the grant nor the exercise of any rights to purchase shares under this Plan nor anything in this Plan shall impose upon the Company or any Subsidiary any obligation to employ or continue to employ any employee. The right of the Company or any Subsidiary to terminate any employee shall not be diminished or affected because any rights to purchase shares have been granted to such employee.

12.10 Requirements of Law.  The Company shall not be required to sell, issue, or deliver any shares of Common Stock under this Plan if such sale, issuance, or delivery might constitute a violation by the Company or the Participant of any provision of law. Unless a registration statement under the Securities Act is in effect with respect to the shares of Common Stock proposed to be delivered under the Plan, the Company shall not be required to issue such shares if, in the opinion of the Company or its counsel, such issuance would violate the Securities Act. Regardless of whether such shares of Common Stock have been registered under the Securities Act or registered or qualified under the securities laws of any state, the Company may impose restrictions upon the hypothecation or further sale or transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company or its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law or are otherwise in the best interests of the Company. Any determination by the Company or its counsel in connection with any of the foregoing shall be final and binding on all parties. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing shares of Common Stock issued under the Plan is no longer required in order to comply with applicable securities or other laws, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing a like number of shares lacking such legend.

The Company may, but shall not be obligated to, register or qualify any securities covered by the Plan. The Company shall not be obligated to take any other affirmative action in order to cause the grant or exercise of any right or the issuance, sale, or delivery of shares pursuant to the exercise of any right to comply with any law.

12.11 Shareholder Approval, Registration and Compliance with Listing Standards.  Notwithstanding anything contained in Section 1.2, no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be purchased or sold hereunder, until (a) the Plan shall have been approved by the shareholders of the Company and (b) the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock authorized for sale under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such shareholder approval is not obtained, or such compliance is not effected, prior to the first scheduled Purchase Date, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial Accumulation Period hereunder shall be refunded as soon as administratively practicable.

12.12 Gender.  When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

Section 13. Certification

The undersigned, being the Chairman of the Board, certifies that the Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan, as set forth above, was duly adopted on behalf of Jo-Ann Stores, Inc. by the Board by resolution approved April 2, 2008.

Darrell Webb

SCHEDULE A

1. Team Jo-Ann, Inc.

2. Joann.com, Inc.

3. Jo-Ann Stores Supply Chain Management, Inc.

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Jo-Ann Stoes, Inc.
5555 Darrow Road
Hudson, OH 44236

JO-ANN STORES, INC.

Vote In Person
At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time, on June 10, 2008. Have your notice in hand when you access the web site and follow the instructions.

Vote By Telephone
To vote by telephone, go to www.proxyvote.com. Use the telephone number provided on the website to vote your shares up until 11:59 P.M. Eastern Daylight Saving Time, on June 10, 2008.
Vote By Mail
To vote by mail, follow the instructions above to request a paper copy of the proxy materials, which will include a proxy card to vote your shares.

R1JST

Meeting Time
The Annual Meeting for holders as of April 14, 2008 is to be held on June 11, 2008 at 9:00 A.M., EDT
Meeting Location and Directions

Annual Meeting to be held at Jo-Ann Stores, Inc. Corporate Conference Center 5373 Darrow Road (Route 91) Hudson, OH 44236
From The North
Take I-71 or I-77 South to the Ohio Turnpike (I-80)
Merge onto I-80 E toward YOUNGSTOWN (Portions toll)
Merge onto OH-8 S via EXIT 180
Take the OH-303 ramp toward HUDSON / PENINSULA
Turn LEFT onto W STREETSBORO RD. / OH-303;
Continue to follow OH-303
Turn RIGHT onto TEREX RD.
Turn RIGHT onto DARROW RD. / OH-91 N.

From The South
Take I-77 North
Keep LEFT to take OH-8 N via EXIT 125A toward
CUYAHOGA FALLS
Take the STEELS CORNERS RD. exit, Turn RIGHT
E STEELS CORNERS RD. becomes HUDSON DR.
Turn RIGHT onto NORTON RD.
Turn LEFT onto DARROW RD. / OH-91 N

R1JST

Voting items
The Directors recommend that you vote FOR all Nominees in Item 1 and FOR each of the Proposals 2, 3 and 4.

1.	To elect eight directors to serve until the 2009 Annual Meeting of Shareholders and until a successor is elected and qualifies.

Nominees:

	01) Joseph DePinto	05) David Perdue
	02) Ira Gumberg	06) Beryl Raff
	03) Patricia Morrison	07) Tracey Travis
	04) Frank Newman	08) Darrell Webb

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 31, 2009.

3.	To approve a new Incentive Compensation Plan.

4.	To approve a new Associate Stock Ownership Plan.

5.	To transact such other business as may properly come before the meeting.
R1JST

5555 DARROW ROAD
HUDSON, OH 44236
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions any time before 11:59 p.m. eastern daylight saving time, on June 10, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions any time before 11:59 p.m. eastern daylight saving time, on June 10, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jo-Ann Stores, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxies must be received by 11:59 p.m. eastern daylight saving time, on June 10, 2008.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JASTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JO-ANN STORES, INC.

The Directors recommend that you vote FOR all Nominees in Item 1 and FOR each of the Proposals 2, 3 and 4.

1.	To elect eight directors to serve until the 2009 Annual Meeting of Shareholders and until a successor is elected and qualifies.

Nominees:

	01) Joseph DePinto	05) David Perdue
	02) Ira Gumberg	06) Beryl Raff
	03) Patricia Morrison	07) Tracey Travis
	04) Frank Newman	08) Darrell Webb

For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
All	All	Except

☐	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 31, 2009.	☐	☐	☐

3.	To approve a new Incentive Compensation Plan.	☐	☐	☐

4.	To approve a new Associate Stock Ownership Plan.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting.

SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS SET FORTH ABOVE.

Note: Please sign within the box below exactly as name appears hereon. Joint owners should each sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to the
Annual Meeting of Shareholders
June 11, 2008

Jo-Ann Stores, Inc.
Corporate Conference Center
5373 Darrow Road (Route 91)
Hudson, OH 44236
From The North
Take I-71 or I-77 South to the Ohio Turnpike (I-80)
Merge onto I-80 E toward YOUNGSTOWN (Portions toll) Merge onto OH-8 S via EXIT 180
Take the OH-303 ramp toward HUDSON / PENINSULA Turn LEFT onto W STREETSBORO RD. / OH-303;
Continue to follow OH-303
Turn RIGHT onto TEREX RD.
Turn RIGHT onto DARROW RD. / OH-91 N.
From The South
Take I-77 North
Keep LEFT to take OH-8 N via EXIT 125A toward CUYAHOGA FALLS
Take the STEELS CORNERS RD. exit, Turn RIGHT E      STEELS CORNERS RD. becomes HUDSON DR.
Turn RIGHT onto NORTON RD.
Turn LEFT onto DARROW RD. / OH-91 N

JO-ANN STORES, INC.
BOARD OF DIRECTORS PROXY
ANNUAL MEETING, JUNE 11, 2008
At the Annual Meeting of Shareholders of our Company to be held on June 11, 2008, and at any adjournment, Scott Cowen, Patricia Morrison and Darrell Webb and each of them, with full power of substitution, is hereby authorized to represent me and to vote these shares at such meeting on the following:
1.
To elect eight directors to serve until the 2009 Annual Meeting of Shareholders and until a successor is elected and qualifies.

Nominees for election are: Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Tracey Travis and Darrell Webb.

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 31, 2009.

3.	To approve a new Incentive Compensation Plan.

4.	To approve a new Associate Stock Ownership Plan.

5.	To transact such other business as may properly come before the meeting.

SEE REVERSE
SIDE